EXHIBIT 10.76

AGREEMENT OF PURCHASE AND SALE

AND JOINT ESCROW INSTRUCTIONS

TO:	First American Title Insurance Company

This AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (“Agreement”) is made and entered into as of this 1st day of July, 2011 by and among the following selling entities (collectively, “Sellers” or individually, a “Seller”) with respect to their respective Properties (as defined herein): Ridge Bedford Park I, LLC (“RBPI”) with respect to the property commonly referred to as Bedford Park I (as defined herein); Ridge Bedford Park II, LLC (“RBPII”) with respect to the property commonly referred to as Bedford Park II (as defined herein); Ridge Bedford Park IV, LLC (“RBPIV”) with respect to the property commonly referred to as Bedford Park IV (as defined herein); Ridge Garland I, L.P. (“RGI”) with respect to the property commonly referred to as the Garland Property (as defined herein); Ridge Farmers Branch I, L.P. (“RFBI”) with respect to the property commonly referred to as the Farmers Branch Property (as defined herein); Ridge Moreno Valley, LLC (“RMV”) with respect to the properties commonly referred to as (i) Moreno Valley Building 4 (as defined herein); (ii) Moreno Valley Building 5 (as defined herein); and (iii) Moreno Valley Building 9 (as defined herein); and Ridge Moreno Valley II, LLC (“RMVII”) with respect to the property commonly referred to as Moreno Valley Building 6 (as defined herein); and IIT Acquisitions LLC, a Delaware limited liability company (“Buyer”), with respect to the following:

R E C I T A L S :

A. The Sellers and their respective Properties consist of the following:

1. RBPI is the owner of a certain parcel of land consisting of approximately 24.99 acres located in the Village of Bedford Park, County of Cook, State of Illinois, with a street address of 5139 and 5151 West 73rd Street and more particularly described on Exhibit A-1 attached hereto (the “Bedford Park I Land”), on which is located two industrial buildings containing approximately 543,235 square feet in the aggregate (the “Bedford Park I Improvements”; the Bedford Park I Land and the Bedford Park I Improvements, and the associated interests referenced below, are referred to collectively as “Bedford Park I”).

2. RBPII is the owner of a certain parcel of land consisting of approximately 23.90 acres located in the Village of Bedford Park, County of Cook, State of Illinois, with a street address of 5445 West 73rd Street and more particularly described on Exhibit A-2 attached hereto (the “Bedford Park II Land”), on which is located one industrial building containing approximately 470,160 square feet in the aggregate (the “Bedford Park II Improvements”; the Bedford Park II Land and the Bedford Park II Improvements, and the associated interests referenced below, are referred to collectively as “Bedford Park II”).

3. RBPIV is the owner of a certain parcel of land consisting of approximately 4.3 acres located in the Village of Bedford Park, County of Cook, State of Illinois, with a street address of 7349 South Massasoit Avenue and more particularly described on Exhibit A-3 attached hereto (the “Bedford Park IV Land”), on which is located a parking lot (the “Bedford Park IV Improvements”; the Bedford Park IV Land and the Bedford Park IV Improvements, and the associated interests referenced below, are referred to collectively as “Bedford Park IV”).

4. RGI is the owner of a certain parcel of land consisting of approximately 10 acres located in the City of Garland, County of Dallas, State of Texas, with a street address of 2901 Kingsley Road and 3001 National Drive and more particularly described on Exhibit A-4 attached hereto (the “Garland Land”), on which is located one industrial building containing approximately 253,900 square feet (the “Garland Improvements”; the Garland Land and the Garland Improvements, and the associated interests referenced below, are referred to collectively as the “Garland Property”).

5. RFBI is the owner of a certain parcel of land consisting of approximately 14.69 acres located in the City of Farmers Branch, County of Dallas, State of Texas, with a street address of 14310, 14315 and 14330 Gillis Road and more particularly described on Exhibit A-5 attached hereto (the “Farmers Branch Land”), on which is located three industrial buildings containing approximately 325,298 square feet in the aggregate (the “Farmers Branch Improvements”; the Farmers Branch Land and the Farmers Branch Improvements, and the associated interests referenced below, are referred to collectively as the “Farmers Branch Property”).

6. RMVII is the owner of a certain parcel of land consisting of approximately 24.37 acres located in the City of Moreno Valley, County of Riverside, State of California, with a street address of 23700 Cactus Avenue and more particularly described on Exhibit A-6 attached hereto (the “Moreno Valley Building 6 Land”), on which is located an industrial building containing approximately 532,926 square feet (the “Moreno Valley Building 6 Improvements”; the Moreno Valley Building 6 Land and the Moreno Valley Building 6 Improvements, and the associated interests referenced below, are referred to collectively as “Moreno Valley Building 6”).

7. RMV is the owner of the following:

(i) A certain parcel of land consisting of approximately 32.85 acres located in the City of Moreno Valley, County of Riverside, State of California, with a street address of 23400 Cactus Avenue and more particularly described on Exhibit A-7 attached hereto (the “Moreno Valley Building 4 Land”), on which is located an industrial building containing approximately 779,016 square feet (the “Moreno Valley Building 4 Improvements”; the Moreno Valley Building 4 Land and the Moreno Valley Building 4 Improvements, and the associated interests referenced below, are referred to collectively as “Moreno Valley Building 4”).

(ii) A certain parcel of land consisting of approximately 8.76 acres located in the City of Moreno Valley, County of Riverside, State of California, with a street address of 14300 Graham Street and more particularly described on Exhibit A-7 attached hereto (the “Moreno Valley Building 5 Land”), on which is located an industrial building containing approximately 180,043 square feet (the “Moreno Valley Building 5 Improvements”; the Moreno Valley Building 5 Land and the Moreno Valley Building 5 Improvements, and the associated interests referenced below, are referred to collectively as “Moreno Valley Building 5”).

(iii) A certain parcel of land consisting of approximately 5.87 acres located in the City of Moreno Valley, County of Riverside, State of California, with a street address of 23650 Brodiea Avenue and more particularly described on Exhibit A-7 attached hereto (the “Moreno Valley Building 9 Land”), on which is located an industrial building containing approximately 130,002 square feet (the “Moreno Valley Building 9 Improvements”; the Moreno Valley Building 9 Land and the Moreno Valley Building 9 Improvements, and the associated interests referenced below, are referred to collectively as “Moreno Valley Building 9”).

B. As used herein, the “Land” shall be deemed to collectively refer to the following: (i) the Bedford Park I Land, the Bedford Park II Land, and the Bedford Park IV Land; (ii) the Garland Land and the Farmers Branch Land; and (iii) the Moreno Valley Building 4 Land, the Moreno Valley Building 5 Land, the Moreno Valley Building 6 Land, and Moreno Valley Building 9 Land.

C. As used herein, the “Improvements” shall be deemed to collectively refer to the following: (i) the Bedford Park I Improvements, the Bedford Park II Improvements, and the Bedford Park IV Improvements; (ii) the Garland Improvements and the Farmers Branch Improvements; and (iii) the Moreno Valley Building 4 Improvements, the Moreno Valley Building 5 Improvements, the Moreno Valley Building 6 Improvements, and the Moreno Valley Building 9 Improvements.

D. Sellers, in the aggregate, desire to sell to Buyer, and Buyer desires to purchase from Sellers, the following, all upon the terms and conditions hereinafter set forth:

(i) The Land, the Improvements and all of Sellers’ interest in all rights, entitlements, privileges, easements, appurtenances and other property rights benefiting the Land and/or the Improvements, including, without limitation, Sellers’ interest, if any (to the extent not otherwise granted to or reserved in favor of other parties), in all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and/or the Improvements (the Land, the Improvements and all such rights, easements, privileges, appurtenances and other property rights are sometimes collectively hereinafter referred to as the “Real Property”);

(ii) All of Sellers’ interest as lessor in and to each of the Leases (as defined below);

(iii) All of Sellers’ interest under the Approved Service Contracts (as defined below);

(iv) All personal property, equipment, supplies and fixtures (collectively, the “Personal Property”) owned by Sellers’ (and not owned by Lessees (as defined herein)) and used or useful in the operation of and located on the Real Property; and

(v) To the extent assignable, all of Sellers’ interest in any intangible property used or useful in connection with the foregoing, including, without limitation all trade names for the Properties (to the extent owned by Seller; and only on a non-exclusive basis with respect to the California Properties; it being agreed, however, that all references to the name “Ridge” on the signage (if any) shall be removed by Seller from any signage on the California Properties on or before the Close of Escrow), websites, domain names, telephone and facsimile numbers, contract rights, the Warranties (as defined below), guaranties, licenses, permits, entitlements, governmental approvals and certificates of occupancy which benefit the Real Property, the Improvements, and/or the Personal Property (the “Intangible Personal Property”). The Real Property, the Improvements, the Personal Property, the Approved Service Contracts, Sellers’ interest as lessor under the Leases and the Intangible Personal Property are sometimes collectively hereinafter referred to as the “Properties” (or individually, a “Property”) and consist collectively of: (1) Bedford Park I, Bedford Park II, and Bedford Park IV (collectively, the “Illinois Properties”), (2) the Garland Property and the Farmers Branch Property (collectively, the “Texas Properties”), and (3) Moreno Valley Building 6, Moreno Valley Building 4, Moreno Valley Building 5, and Moreno Valley Building 9 (collectively, the “California Properties”).

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer hereby agree that the terms and conditions of this Agreement and the instructions to First American Title Insurance Company (“Escrow Holder”) with regard to the escrow (“Escrow”) created pursuant hereto are as follows:

A G R E E M E N T :

1. Purchase and Sale. Sellers agree to sell the Property to Buyer, and Buyer agrees to purchase the Property from Sellers, upon the terms and conditions herein set forth.

2. Purchase Price. The total purchase price (“Purchase Price”) for the Property shall be One Hundred Eighty Four Million Eighty Thousand Dollars ($184,080,000.00) (which total Purchase Price is subject to adjustment as more particularly provided below), allocated more specifically to each Property as follows:

(a) Bedford Park I: $30,000,000.00

(b) Bedford Park II: $26,900,000.00

(c) Bedford Park IV: $1,100,000.00

(d) Garland Property: $9,300,000.00

(e) Farmers Branch Property: $15,925,000.00

(f) Moreno Valley Building 6: $33,215,000.00

(g) Moreno Valley Building 4: $47,500,000.00

(h) Moreno Valley Building 5: $12,050,000,000.00

(i) Moreno Valley Building 9: $8,090,000.00

Notwithstanding the foregoing, as more particularly described in Section 6(i) hereof, if Sellers are unable to obtain some or all of the Lease Amendments (as defined herein) by the Lease Amendment Delivery Date (as defined herein), the Purchase Price shall be reduced on the basis of the amount of outstanding free rent that was not eliminated by the Lease Amendments (prorated as of the Closing Date) divided by 1.064 (the “Free Rent PP Reduction”), with such reduction allocated to some or all of the California Properties as determined by Sellers in their sole and absolute discretion. The Schedule of Free Rent set forth in Schedule K is included solely as a reference point and does not represent the actual amount of free rent that may be outstanding as of the Lease Amendment Delivery Date for purposes of calculating the Free Rent PP Reduction hereunder.

3. Payment of Purchase Price. The Purchase Price for the Properties shall be paid by Buyer as follows:

(a) Deposit. Within two (2) business days of the execution by Buyer and Sellers of an original or an originally executed counterpart of this Agreement, Buyer shall deposit with Escrow Holder, in cash, by certified or bank cashier’s check made payable to Escrow Holder, or by a confirmed wire transfer of funds (hereinafter referred to as “Immediately Available Funds”), the sum of Two Million Three Hundred Seventy Five Thousand and no/100 Dollars ($2,375,000.00) (the “Initial Deposit”). Within two (2) business days after the expiration of the Contingency Period (as defined in Section 6 below), Buyer shall deposit with Escrow Holder, in cash, by certified or bank cashier’s check made payable to Escrow Holder, or by Immediately Available Funds, the additional sum of Two Million Three Hundred Seventy Five Thousand and no/100 Dollars ($2,375,000.00) (the “Additional Deposit”). The Initial Deposit and the Additional Deposit are collectively referred to herein as the “Deposit”. Escrow Holder shall place the Deposit in an interest-bearing account with a financial institution acceptable to Sellers and Buyer, and all interest shall accrue to Buyer’s account. The Deposit and the interest accrued thereon shall be applicable to the Purchase Price from and after the expiration of the “Contingency Period” (as defined in Section 6(a) below) unless (a) the Escrow fails to close as a result of Sellers’ failure to convey the Properties pursuant to the terms of this Agreement or (b) this Agreement otherwise expressly provides for the return of any or all of the Deposit to Buyer. In the event of Buyer’s failure to close the Escrow due to a default by Buyer under this Agreement, unless such failure is caused by Sellers’ failure to convey the Properties pursuant to the terms of this Agreement, the Deposit shall constitute “Liquidated Damages” as provided in and subject to the provisions of Section 15 below.

(b) Independent Consideration. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason which entitles Buyer to the return of any or all of the Deposit, then the sum of One Hundred and No/100 Dollars ($100.00) of the Deposit (the “Independent Consideration”) shall be paid to Sellers from the Deposit, which amount Sellers and Buyer have bargained for and agreed to as independent and sufficient consideration for Sellers’ execution and delivery of this Agreement. The Independent Consideration is non-refundable and separate consideration from any other payment or deposit required by this Agreement, and Sellers shall retain the Independent Consideration upon any termination of this Agreement notwithstanding any other provision of this Agreement to the contrary.

(c) Closing Funds. Prior to the Close of Escrow, and at such time and in such manner as will allow for the timely closing of the Escrow (but in no event later than 1 PM Chicago time on the date that is thirty (30) days from the expiration of the Contingency Period), Buyer shall deposit or cause to be deposited with Escrow Holder, in Immediately Available Funds, the balance of the Purchase Price as determined pursuant to this Agreement, together with Escrow Holder’s estimate of Buyer’s share of closing costs, prorations and charges payable pursuant to this Agreement.

(d) Additional Incentive Fee. RBPI, RBPII and RBPIV (collectively, as owners of the Illinois Properties, are referred to as the “Illinois Properties Owners”) shall be entitled to receive from Buyer an incentive fee (“Incentive Fee”), not to exceed Two Million and No/100 Dollars ($2,000,000.00). The Incentive Fee shall be determined on the basis of the leases in effect at the Illinois Properties no later than the second (2nd) anniversary of the Closing Date (the “Incentive Fee Outside Date”) in accordance with the following procedure:

(i) Within thirty (30) days following the earlier of the Incentive Fee Outside Date or the date the Illinois Property Owners notify Buyer in writing that they desire Buyer to calculate the Incentive Fee, whether or not the spaces at the Illinois Properties (described in the Leasing Guidelines attached hereto as Exhibit “L”) have been completely leased (the “Determination Date”), the Incentive Fee shall be calculated (but as of the Determination Date). The Incentive Fee shall be based on the actual aggregate annual net operating income for all leases in place at the Illinois Properties during the month when the Determination Date occurs multiplied by 12 in order to determine an annualized amount (the “Actual Annual NOI”).

(ii) To the extent that such Actual Annual NOI exceeds the Baseline NOI (defined below), then the difference between the Actual Annual NOI and the Baseline Annual NOI (the “Annual NOI Incremental Amount”) would be capped at seven percent (7%) by dividing the Annual NOI Incremental Amount by .07 (such resulting amount referred to herein as the “Capped Annual NOI Incremental Amount”). To the extent such Actual Annual NOI does not exceed the Baseline Annual NOI, Buyer shall have no further obligations under this Section 3(d).

(iii) For purposes of the foregoing, the “Actual Annual NOI” shall be calculated pursuant to the methodology set forth in the then current budget, but shall include the contractual base rent before abatements and/or tenant concessions and shall not include capital expenditures such as leasing commissions, tenant improvement costs and the cost of not-recoverable building repairs, and the “Baseline NOI” shall mean an amount equal to $4,706,016.00. In connection with the foregoing, set forth in Exhibit “L” are the leasing assumptions used in calculating the Baseline NOI, which shall be used as general leasing guidelines.

Buyer shall pay the Incentive Fee (up to an amount not to exceed Two Million and No/100 Dollars ($2,000,000.00)) to the Illinois Property Owners (or to the Illinois Property

Owners’ assignees as designated by the Illinois Property Owners in writing) by not later than sixty (60) days after the Determination Date. The allocation of the Incentive Fee (subject to the cap) amongst the Illinois Property Owners shall be a matter solely between the Illinois Property Owners, and Buyer shall not have any liability or obligations with respect to such allocation. The obligation by Buyer to pay the Incentive Fee (subject to the cap) shall expressly survive the Closing hereunder. Buyer’s obligations under this Section 3(d) shall expressly survive the Closing hereunder.

4. Escrow

(a) Opening of Escrow. For purposes of this Agreement, as between the parties, the Escrow shall be deemed opened on the date Escrow Holder shall have received the Deposit from Buyer and a fully executed copy of the original or originally executed counterparts of this Agreement from Sellers and Buyer (the “Opening of Escrow”). Escrow Holder shall notify Buyer and Sellers, in writing, of the date Escrow is opened. In the event that Buyer has not made the Deposit on or before the date set forth above, Escrow shall not be deemed open, and Sellers shall have the unilateral right to terminate this Agreement, and to request from Escrow Holder the return of all documents or other items provided by Sellers to Escrow Holder, whereupon Escrow Holder shall return same. Buyer and Sellers agree to execute, deliver and be bound by any reasonable or customary supplemental escrow instructions of Escrow Holder, or other instruments as may reasonably be required by Escrow Holder, in order to consummate the transaction contemplated by this Agreement. Any such supplemental instructions shall not conflict with, modify, or supersede any portions of this Agreement. In the event of any inconsistency between the provisions of such supplemental instructions and the provisions of this Agreement, the provisions of this Agreement shall control.

If an executed counterpart of this Agreement is presented by a party (the “Presenting Party”) to the other party (the “Other Party”) or to Escrow Holder, the Presenting Party may revoke its execution and delivery hereof by giving written notice of same to the Other Party, at any time prior to the delivery by the Other Party of an executed counterpart of this Agreement to Escrow Holder and the Presenting Party. In the event that Buyer has not placed the Deposit into Escrow within two (2) business days of the date this Agreement is executed by Buyer and Sellers, Sellers shall have the right to revoke its delivery of its executed copy of this Agreement, and to terminate this Agreement, following which there shall be no obligations of any type whatsoever of Sellers to Buyer or Buyer to Sellers concerning the Properties.

(b) Close of Escrow. For purposes of this Agreement, the “Close of Escrow” or “Closing” shall be defined as the consummation of the transaction contemplated by this Agreement by the deliveries required under Sections 8 and 9 below (including, without limitation, Buyer’s delivery of the balance of the Purchase Price) and the Title Company’s irrevocable commitment to issue the Title Policies (as defined below). This Escrow shall close on or before thirty (30) days following the expiration of the Contingency Period (“Closing Date”), but in no event later than the date that is thirty (30) days following the initial scheduled Closing Date (the “Outside Date”). The period commencing with the Opening of Escrow and continuing through the Close of Escrow shall hereinafter be referred to as the “Escrow Period.”

(c) Condition of Title. It shall be a condition to the Close of Escrow for Buyer’s benefit that, subject to Buyer’s right to approve title as set forth in Section 5 (a), (i) title to the Illinois Properties shall be conveyed to Buyer by a special warranty deed for each Property (the “Illinois Properties Deeds”), the form of which is attached hereto as Exhibit “B-1”, (ii) title to the Texas Properties shall be conveyed to Buyer by a special warranty deed for each Property (the “Texas Properties Deeds”), the form of which is attached hereto as Exhibit “B-2”; and (iii) title to the California Properties shall be conveyed to Buyer by a grant deed for each Property (or Properties if under common ownership) (the “California Properties Deeds”), the form of which is attached hereto as “Exhibit B-3”, with the aforementioned conveyances being subject to the following condition of title (“Condition of Title”):

(i) a lien to secure payment of general and special real property taxes and assessments, not delinquent;

(ii) with respect to the California Properties only, the lien of supplemental taxes arising from this transaction assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code;

(iii) matters affecting the Condition of Title created by or with the written consent of Buyer, including, without limitation, any mechanics liens or other encumbrances caused by or related to Buyer’s construction activities which occur prior to the Close of Escrow; and

(iv) all exceptions which are disclosed by the “Reports” described in Section 5 below and which have been approved by Buyer, as provided therein.

As a condition to Buyer’s obligation to proceed to the Close of Escrow, Escrow Holder in its capacity as title insurer (“Title Company”) shall issue or irrevocably commit to issue, on the Close of Escrow, its ALTA Extended Coverage Owner’s Form Policy of Title Insurance for each Property (or T-1 Policy with respect to the Texas Properties) (individually, a “Title Policy” and collectively, the “Title Policies”) in the allocated amount of the Purchase Price showing title to the Properties vested in Buyer, subject only to the Condition of Title, for each Property; provided that if Buyer fails to provide the requisite Surveys to the Title Company to allow the issuance of the ALTA Extended Coverage Owner’s Form of Policy of Title Insurance, then such condition shall be satisfied by the issuance of a standard coverage owner’s policy (it being agreed, however, that the foregoing shall in no event operate to excuse Seller from providing any customary owner’s affidavits to the Title Company).

5. Title and Survey Review and Title Policy.

(a) Buyer’s Review of Title and Surveys. Sellers will cause the Title Company to deliver to Buyer, as soon as practicable following the Opening of Escrow, preliminary title reports or title insurance commitments in the amount of the allocated Purchase Price with respect to each of the Properties (collectively, the “Reports”), together with copies of all documents referred to in Schedule B of the Reports (the “Underlying Documents”). Buyer shall have until 5:00 p.m. Chicago Time on the date which is five (5) business days prior to the expiration of the Contingency Period (the “Title Review Period”), to give Sellers and Escrow

Holder written notice (“Buyer’s Title Notice”) of Buyer’s disapproval or conditional approval of any matters shown in the Reports, the Underlying Documents and any of the Surveys (as defined herein) delivered by Sellers in accordance with the provisions of Section 5(b) hereof (collectively, the “Title Documents”). The failure of Buyer to give Buyer’s Title Notice on or before the end of the Title Review Period shall be deemed to constitute Buyer’s approval of the Condition of Title to the Properties (other than the Seller Required Title Removal Matters).

(i) If Buyer expressly disapproves or expressly conditionally approves any matter of title shown in the Title Documents (which would include any matter shown in any of the Surveys), then Sellers may, but shall have no obligation to, within three (3) days after its receipt of Buyer’s Title Notice (“Sellers’ Election Period”), elect to eliminate or ameliorate to Buyer’s reasonable satisfaction the disapproved or conditionally approved title matters by giving Buyer written notice (“Sellers’ Title Notice”) of those disapproved or conditionally approved title matters, if any, which Sellers agree to so eliminate or ameliorate by the Closing Date, provided, that, Sellers shall have no obligation to pay any consideration or incur any liability in order to evaluate or ameliorate such disapproved title matters, except for mortgage liens created by a Seller against its Property, monetary liens on any of the Properties as a result of work, services and materials provided to the Property and authorized by the Seller of such Property, monetary liens arising from the failure to pay any obligations under agreements of record binding upon any of the Properties, judgment liens against any of the Sellers, and such matters as Sellers have agreed, in writing, to cure pursuant hereto (collectively, the “Seller Required Title Removal Matters”), all of which are hereby disapproved by Buyer and shall be removed and/or cured by Sellers on or prior to the Close of Escrow. For the avoidance of doubt, Sellers shall have no obligation to remove any liens arising from any work performed by or on behalf of any of the Lessees or any other matters of record caused by or on behalf of the Lessees.

(ii) If Sellers do not elect to eliminate or ameliorate any disapproved or conditionally approved title matters, or if Buyer disapproves Sellers’ Title Notice, or if Sellers fail to timely deliver Sellers’ Title Notice, then Buyer shall have the right, upon delivery to Sellers and Escrow Holder prior to the expiration of the Contingency Period of a written notice (“Buyer’s Title Response Notice”), to either: (1) waive its prior disapproval in which event said disapproved matters shall be deemed approved; or (2) terminate this Agreement and the Escrow created pursuant hereto, in which event the Deposit shall be returned to Buyer. Failure to take either one of the actions described in (1) and (2) above shall be deemed to be Buyer’s election to take the action described in (2) above.

(iii) If, in Sellers’ Title Notice, Sellers have agreed to either eliminate or ameliorate to Buyer’s satisfaction by the Closing Date certain disapproved or conditionally approved title matters described in Buyer’s Title Notice, but Sellers are unable to do so, or Sellers fail to remove or eliminate the Seller Required Title Removal Matters, then Buyer shall have the right (which shall be Buyer’s sole and exclusive right or remedy for such failure), upon delivery to Sellers and Escrow Holder (on or before one (1) business day prior to the Closing Date) of a written notice to either: (1) waive its prior disapproval, in which event said disapproved matters shall be deemed approved; or (2) terminate this Agreement with respect to the Property upon which there is a disapproved matter, in which event this Agreement shall continue in full force and effect for the balance of the Properties (and the Purchase Price shall be reduced by the elimination of the particular Property and the Deposit shall be applied as directed by Buyer) (provided that if such termination would not result in the transfer of the Garland Property and the Farmers Branch Property (collectively, the “Remaining Properties”), Seller shall have the right to deliver written notice to Buyer within three (3) days after receiving Buyer’s partial termination notice stating that Buyer must either proceed with the acquisition of the Properties, including the Remaining Properties, or terminate the Agreement in its entirety, in which event the Deposit shall be refunded to Buyer (it being agreed that such election must be made by Buyer within three (3) business days of receiving Seller’s written notice provided above and if Buyer fails to make the election by delivering written notice to Sellers within the three (3) business day period described above, Buyer shall be deemed to have made the election to proceed with the acquisition of the Properties, including the Remaining Properties); or (3) terminate the Agreement in its entirety and the Escrow created pursuant hereto, in which event the Deposit shall be refunded to Buyer. Failure to take either one of the actions described in (1), (2) and (3) above shall be deemed to be Buyer’s election to take the action described in (3) above, following which this Agreement, except for the indemnity obligations set forth in Section 6, below, shall be of no further force or effect.

(b) Surveys. Prior to the date hereof, as part of the Background Materials, each Seller has furnished to Buyer, at such Seller’s sole cost and expense, such Seller’s existing ALTA survey for its Property (collectively, the “Surveys” or individually, a “Survey”). Any costs associated with updating or re-certifying the Surveys shall be borne solely by Buyer.

6. Buyer’s Review of the Property and Related Documents and Materials and Buyer’s Conditions to the Close of Escrow. Buyer shall have until 5 p.m. Chicago Time on the date which is thirty (30) business days after the Opening of Escrow (such period is referred to herein as the “Contingency Period”) to determine in its sole and absolute discretion that it is dissatisfied with any aspects of the Properties or their condition or suitability for Buyer’s intended use or with those documents delineated in Exhibit “E” attached hereto, which Sellers have heretofore provided to Buyer, as well as any other documents subsequently provided to Buyer in accordance with the terms of this Agreement (collectively, the “Background Materials”). Except as expressly set forth in this Agreement, Sellers make no representations or warranties regarding the accuracy of the Background Materials or that the Background Materials are complete copies of the same. Notwithstanding the foregoing, following Buyer’s reasonable written request therefor, Sellers shall use reasonable efforts to make available to Buyer for Buyer’s review all documents in Sellers’ possession relating to the ownership, development and operation of the Properties (without representation or warranty, except as expressly set forth in this Agreement), other than privileged documents (it being agreed, however, that any environmental reports related to the Properties shall not be deemed to be privileged), proprietary financial information, confidential internal financial communications or any other communications and/or correspondence between any of the Sellers (and/or any of their constituent entities), Heitman LLC and The Prudential Insurance Company of America (and their related entities), or any other similar documents that Sellers reasonably deem to be proprietary and confidential. If, during the Contingency Period, Buyer determines, in Buyer’s sole and absolute discretion, that it is dissatisfied with any aspects of any or all of the Properties or their condition or suitability for Buyer’s intended use or with the Background Materials, then Buyer may terminate this Agreement prior to the expiration of the Contingency Period (in whole but not in part) and the Escrow created pursuant hereto, in which event the Deposit shall be returned to Buyer. Buyer acknowledges and agrees that prior to the expiration of the Contingency Period,

Buyer may only terminate the Agreement in its entirety if Buyer does not approve, in its sole and absolute discretion, any or all of the Properties. If Buyer does not exercise its right of termination hereunder on or before the expiration of the Contingency Period, then Buyer shall be deemed to have waived its right of termination pursuant to this Section 6 and shall be deemed to be satisfied with all aspects of the Background Materials and the Properties, including, without limitation the condition and suitability of the Properties for Buyer’s intended use.

(a) Buyer’s Review of Property Related Matters. Buyer shall have until the end of the Contingency Period to satisfy itself with respect to all aspects of the Properties and their condition and suitability for Buyer’s intended use thereof, including, without limitation, the zoning for each Property, the condition of the soil and the availability of all utilities, permits, licenses, variances and the like necessary for Buyer’s intended use of each Property. During the Escrow Period, Buyer, its agents, employees, contractors and subcontractors shall have the right to enter upon the Properties, at reasonable times, and following reasonable notice to Sellers, during ordinary business hours, to inspect, examine, survey and make soil bearing tests and other engineering, environmental or other tests or surveys which Buyer may deem necessary in Buyer’s discretion, including, without limitation, sampling and analysis of soils, surface water and ground water, conducting visual inspections of the Properties, including their flora and fauna, visually inspecting adjacent properties and conducting other such investigations (such as sampling and analysis of building materials for mold and/or asbestos), and performing a Phase I environmental report for each Property; provided, however, (i) Buyer shall not perform any Phase II environmental report or any other tests which involve drilling, boring or other similar intrusive or invasive action on or under any Property or any part thereof (“Invasive Testing”) without the prior written approval of Sellers, which approval may be withheld in Sellers’ sole discretion. Buyer shall provide Sellers with at least three (3) business days’ notice of its desire to perform any such Invasive Testing, which notice shall be accompanied by a detailed work plan, list of consultants to be involved, and such other information as may be reasonably necessary for Sellers to make an informed decision concerning such proposal. Without limiting the generality of this Section 6, in the event that Sellers disapprove of such Invasive Testing, Buyer shall have the right to terminate this Escrow prior to the end of the Contingency Period and receive a refund of its Deposit, and the parties shall have no further rights, duties, or obligations under same, except for the indemnity obligations of each party in this Agreement set forth below, and any other matters which expressly survive the Close of Escrow, or earlier termination of the Agreement. Buyer shall use care and consideration in connection with any of its inspections or tests and Sellers shall have the right to be present, or have one or more of their own consultants present, during any interview or inspection of any Property by Buyer or its agents. Buyer shall restore each Property after any and all tests and/or inspections to the condition of such Property prior to such tests and/or inspections. Buyer shall not contact any regulatory agencies in connection with its inspections hereunder without Sellers’ prior written consent (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, Buyer may make customary land use, zoning, and development related informational inquiries of local governmental agencies and make customary Phase I inquiries to environmental agencies as part of its due diligence investigations without Sellers’ prior consent; provided, however, Buyer shall use reasonable efforts to enlist Sellers’ reasonable cooperation in connection with any inquiries of local governmental agencies and in all events to keep Sellers reasonably apprised of any such inquiries, it being further acknowledged that Sellers shall be under no obligation to incur any expense or other obligations arising out of providing Buyer with such assistance. Buyer shall conduct all of its inspections of a particular Property (and any other activities which require access) hereunder in a manner so as to minimize interference with the Lessees (as defined herein) at such Property and their on-going business operations at the Property. Buyer’s access shall be coordinated with Sellers and the Lessees, to the extent required under the applicable Lease or Leases (as defined herein). Buyer hereby indemnifies, protects, defends (with counsel chosen by Sellers) and holds Sellers free and harmless from and against any and all costs, losses, liabilities, damages, lawsuits, judgments, actions, proceedings, penalties, demands, attorneys’ fees, mechanic’s liens, or expenses of any kind or nature whatsoever, to the extent arising out of or resulting from any entry and/or activities by Buyer or its agents upon the Properties pursuant to this subparagraph (a); provided, however, such indemnification obligation shall not be applicable to, and shall expressly exclude Buyer’s discovery of any pre-existing adverse physical or environmental condition or fact at any of the Properties, except to the extent that Buyer and/or Buyer’s agents, employees, contractors and consultants aggravate such pre-existing condition. Prior to entering onto any of the Properties, Buyer shall provide Sellers with a certificate or certificates of comprehensive public liability insurance and casualty and property damage insurance, each in the amount of not less than Two Million and No/100 Dollars ($2,000,000.00), which certificates shall show Sellers and the manager of the Property (RPS (defined below)), as additional insureds.

(b) Review and Approval of Background Materials. All Background Materials made available by Sellers to Buyer in accordance with this Agreement shall be treated as confidential information by Buyer; provided, however, that (i) Buyer may disclose, on a “need-to-know” basis only, the Background Materials to Buyer’s agents, attorneys, accountants, consultants, brokers, employees, officers, directors, partners, managers, members, prospective lenders, prospective partners and/or any and all persons directly or indirectly acting for or with Buyer (collectively, the “Related Parties”) in connection with the potential acquisition of the Properties, and (ii) the following materials and information shall not be subject to the confidentiality obligations set forth herein: (A) information which is or becomes generally available to the public other than as a result of a wrongful disclosure by Buyer; (B) information which reasonably can be demonstrated to be known to Buyer or a Related Party prior to its disclosure hereunder; (C) information which becomes available to Buyer or a Related Party on a non-confidential basis from sources other than Sellers; and (D) information which Buyer or a Related Party may be compelled to disclose by court order or applicable law (including applicable securities laws), but only to the extent such information is compelled to be so disclosed, and if so compelled to disclose such information, such information shall nevertheless continue to be subject to the confidentiality provisions hereof, subject to such required disclosure.

(c) Sellers’ Obligations. As of the Close of Escrow and as a condition to Buyer’s obligation to proceed to the Close of Escrow, each Seller shall have performed all of the obligations required to be performed by it under this Agreement and each Seller’s representations and warranties contained in this Agreement have been true and correct as of the date hereof and shall still be correct as of the Close of Escrow, except to the extent that Buyer or any of its representatives has actual knowledge of any breach prior to the end of the Contingency Period. For purposes of this Agreement, Buyer shall be deemed to have actual knowledge of a breach if such breach (1) is disclosed by (i) any Background Materials, (ii) any reports or analyses obtained by Buyer during the course of Buyer’s inspection of the Property and/or other due diligence efforts pursuant to this Agreement, and/or (iii) the Estoppel (as defined below), or (2) is otherwise actually consciously known to Buyer.

(d) Authority. Prior to the Close of Escrow, and as a condition to Buyer’s obligation to proceed to the Close of Escrow, each Seller shall have provided the Title Company with a certificate of the secretary or other equivalent officer of such Seller indicating that the transaction contemplated by this Agreement has been duly authorized by that particular Seller, that the persons executing this document and all others contemplated hereunder have been duly authorized, empowered and directed to do so, and that each Seller is bound thereby.

(e) No Insolvency by a Seller. As a condition to Buyer’s obligation to proceed to the Close of Escrow, at no time prior to the Close of Escrow shall any Seller be rendered insolvent (as defined by the United States Bankruptcy Code [11 U.S.C. Section 101 et. seq.] or other applicable bankruptcy or insolvency laws (the “Insolvency Laws”)) such that the particular Seller shall be unable to perform hereunder.

(f) Estoppel Certificates. At least four (4) business days prior to the Close of Escrow (the “Estoppel Delivery Date”) and as a condition to Buyer’s obligation to proceed to the Close of Escrow, Sellers shall deliver to Buyer an executed Estoppel Certificate (individually, an “Estoppel” or collectively, the “Estoppels”) from lessees at the Properties as more particularly described in Exhibit F (the “Lessees” or individually, a “Lessee”), being each of the tenants under those leases at the Properties as more particularly described on the rent rolls in Exhibit “F” attached hereto and made a part hereof (all such documents being referred to herein as the “Leases” or individually as a “Lease”), representing at least seventy percent (70%) of the net rentable square footage at each of the Properties and representing Harbor Freight Tools, Minka Lighting, M. Block & Sons, IDQ Holdings, Glazier Foods and Toyota Tsusho America (collectively, the “Major Tenants”). The foregoing shall constitute the “Required Estoppels”. The Estoppels, as executed by each of the Lessees and delivered to Sellers (for ultimate delivery to Buyer), shall be dated no earlier than forty five (45) days prior to the date of the original scheduled Closing Date set forth herein (so long as the delay to the original Closing Date is due to no default of Seller) (and no earlier than thirty (30) days prior to the date of the original scheduled Closing Date set forth herein (so long as the delay to the original Closing Date is due to no default of Seller) in the event of the Major Tenants) and shall be in substantially the forms attached hereto as Exhibits “G-1” through “G-15” without material modification or disclosure of any adverse facts or matters; it being agreed that Buyer shall have the right to modify the form of Estoppels by delivering written notice of the required changes to the Estoppels to Seller on or before the date that is twenty (20) days following the mutual execution of this Agreement. Thereafter, the parties shall negotiate in good faith to create mutually acceptable Estoppels for each of the Lessees prior to the expiration of the Contingency Period. If Buyer and Seller have not agreed to the form of Estoppels prior to the expiration of the Contingency Period, then Buyer may either terminate this Agreement as provided herein (and receive a refund of the Deposit, together with all interest accrued thereon) or accept Sellers’ last proposal with respect to the Estoppel(s). Notwithstanding anything to the contrary set forth above, the execution of the Estoppels that have been mutually approved prior to the expiration of the Contingency Period (without material modification or disclosure of any adverse facts or matters) shall be the condition to the Close of Escrow for Buyer’s benefit. Prior to the expiration of the Contingency Period, Buyer may request that Sellers obtain additional estoppel certificates from such other third parties, as applicable, as Buyer may reasonably require (such as owners’ associations); provided, however, obtaining such additional estoppel certificates shall not be a condition to Buyer’s obligation to proceed to the Close of Escrow, nor shall any failure by Sellers to so obtain any or all of the Estoppels nor any additional estoppel certificates (as contemplated above) constitute a breach by Sellers under the terms of this Agreement. Notwithstanding the foregoing, if Sellers have not delivered to Buyer the Required Estoppels by the Estoppel Delivery Date, in order for Sellers to obtain and deliver to Buyer any missing executed Estoppels prior to the Close of Escrow, Buyer and Sellers shall each have the one-time right, by delivering written notice to the other party prior to 5:00 p.m. Chicago time, on the Estoppel Delivery Date, to extend the Estoppel Delivery Date until the earlier of (i) the date by which Sellers delivers to Buyer any missing executed Required Estoppels, or (ii) fifteen (15) days after the Estoppel Delivery Date. If as a result of such extension, the Estoppel Delivery Date would be a date later than the Closing Date, the Closing Date shall also be extended to be the date which is two (2) business days following the extended Estoppel Delivery Date; provided that in no event shall the Closing Date be extended beyond the Outside Date. If Sellers are unable to provide the Required Estoppels by the Estoppel Delivery Date (as such date may be extended as provided above), then Buyer upon written notice to Seller may either: (1) waive the condition, in which event said missing Required Estoppels shall be deemed approved; or (2) terminate this Agreement with respect to the Property upon which there is a missing Required Estoppel, in which event this Agreement shall continue in full force and effect for the balance of the Properties (and the Purchase Price shall be reduced due to the elimination of a Property and the Deposit shall be applied to the other Properties for which this Agreement has not been terminated) (provided that if such termination would not result in the transfer of the Remaining Properties, Seller shall have the right to deliver written notice to Buyer within three (3) days after receiving Buyer’s partial termination notice stating that Buyer must either proceed with the acquisition of the Properties, including the Remaining Properties, or terminate the Agreement in its entirety, in which event the Deposit shall be refunded to Buyer (it being agreed that such election must be made by Buyer within three (3) business days of receiving Seller’s written notice provided above, and if Buyer fails to make the election by delivering written notice to Sellers within the three (3) business day period described above, Buyer shall be deemed to have made the election to proceed with the acquisition of the Properties, including the Remaining Properties)); or (3) terminate the Agreement in its entirety and the Escrow created pursuant hereto, in which event the Deposit shall be refunded to Buyer. In the event that the Estoppels for a particular Property are not obtained by the Estoppel Delivery Date (as such date may be extended as provided above), then Sellers shall not be in default, but a condition to the Close of Escrow for Buyer’s benefit shall fail with respect to the particular Property and Buyer shall be entitled to the rights set forth above.

(g) Service Contracts. As part of the Background Materials, Seller shall provide Buyer with copies of those service contracts (collectively, the “Service Contracts”) relating to the Properties, as more particularly listed on Exhibit M attached hereto and made a part hereof. Prior to the expiration of the Contingency Period, Buyer shall provide Sellers with a list of Services Contracts that it will assume upon the Close of Escrow (the “Approved Service Contracts”). On the Close of Escrow, each Seller shall assign to Buyer the Approved Service Contracts applicable to its Property pursuant to the Bill of Sale (as defined below). Any other service contracts at a particular Property shall be terminated by the applicable Seller on or before the Close of Escrow; provided that if Seller will be unable to terminate any such Service Contracts upon the Close of Escrow without a cost to Sellers, Sellers shall deliver Buyer written notice of same to Buyer within five (5) business following the expiration of the Contingency Period. Such notice shall include the cost that will be required to terminate the Service Contracts, and within three (3) business days following Buyer’s receipt of such written notice from Seller, Buyer shall have the right, by delivering written notice to Seller, to either (i) require Seller to terminate some or all of the disapproved Service Contracts as provided above (provided that any termination costs for the Service Contracts that Buyer requires to be terminated shall be the sole responsibility of Buyer); or (ii)have such Service Contracts become Approved Service Contracts as provided in this Agreement. Buyer’s failure to make an election as provided above shall be deemed to be Buyer’s election in subparagraph (ii) immediately above. In addition, each Seller shall terminate, effective as of the Close of Escrow, the property management agreement between that Seller and Ridge Property Services, LLC (“RPS”). The provisions of this Section 6(g) shall survive the Close of Escrow.

(h) Warranties. As part of the Background Materials, Sellers shall provide to Buyer copies of the those warranties (collectively, the “Warranties”) relating to the Properties, as are more particularly listed on Exhibit “N” attached hereto and made a part hereof.

(i) Lease Amendments. Not later than the Close of Escrow, but immediately prior to the recordation of the Deeds (the “Lease Amendment Delivery Date”), RMV (with respect to its Lease of Moreno Valley Building 4 to Harbor Freight Tools [referred to herein as the “HFT Lease” and the Lessee thereunder as “HFT”] and its Lease of Moreno Valley Building 5 to Frazee [referred to herein as the “Frazee Lease” and the Lessee thereunder as “Frazee”) agrees to deliver to Escrow fully executed counterparts of the necessary amendment to the HFT Lease, the Frazee Lease (the “Lease Amendments”) so as to eliminate from the terms of each of such Leases the remaining periods of free rent under these Leases that continue subsequent to the Closing hereunder, as more particularly delineated in the Free Rent Schedule on Exhibit K attached hereto (the “Remaining Free Rent Period”). The Lease Amendments shall provide that they shall be conditioned upon the payment of any fees required to the particular tenant by Seller and shall further provide that the applicable Lessees (being HFT and Frazee) would instead be obligated under their respective Leases to pay rent in full for each month during the Remaining Free Rent Period at the amount detailed in the Free Rent Schedule, as more particularly reflected on Exhibit K attached hereto”); such fees shall, immediately prior to the Close of Escrow, be paid to the applicable Lessees by the Sellers. As provided above, Sellers (being RMV) agrees to be solely responsible for any payment to HFT and Frazee, as applicable, as consideration for the Lease Amendments. The Lease Amendment with HFT (or other similar document or separate amendment) shall also be required to include any and all language necessary to bifurcate the HFT Lease from any other lease to which HFT or an affiliate is a party (including, without limitation, any cross-default provisions) (the “Bifurcation Requirement”). Seller shall provide Buyer with drafts of the Lease Amendments for review and reasonable approval prior to submitting same to the Lessees and shall not execute a Lease Amendment that deviates from the form reasonably approved by Buyer without first obtaining the prior written approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if RMV has not obtained some or all of the Lease Amendments from each of HFT and Frazee by the Lease Amendment Delivery Date, then as Buyer’s sole and absolute remedy, the Purchase Price shall be reduced as provided in this Agreement with respect to each Property for which a Lease Amendment has not been obtained; provided that notwithstanding the foregoing, if the Bifurcation Requirement is not satisfied, a condition to the Close of Escrow for Buyer’s benefit shall not be satisfied.

(j) No Termination of Leases. Except as may be expressly permitted under the terms of Section 14(b) hereof, as of the Close of Escrow and as a condition to Buyer’s obligation to proceed to the Close of Escrow, (i) no Lessees shall have terminated, or given notice of intent to terminate, any of the Leases pursuant to the terms of such Leases, and (ii) no Lessee shall have filed for voluntary bankruptcy or be subject to an involuntary bankruptcy proceeding.

(k) Deposits by Sellers. Seller shall have deposited the documents and instruments described in Section 8 below and performed all of Sellers’ obligations required to be performed pursuant to this Agreement.

(l) Concurrent Closing. It shall be a condition to the Close of Escrow, for Buyer’s benefit, that the Close of Escrow for all the Properties under this Agreement occurs simultaneously, unless this Agreement otherwise expressly provides that a Property need not be included.

(m) Exercise of Purchase Option. Notwithstanding anything to the contrary herein, if Don Miguel exercises any purchase option or right of first refusal with respect to a Property in accordance with its Lease, then that Property shall be automatically excluded from this Agreement, the Purchase Price shall be reduced by the amount allocated to such Property in this Agreement and the Deposit shall be allocated as provided by Buyer.

(n) Failure of Conditions. In the event any of the conditions to Buyer’s obligation to proceed to the Close of Escrow set forth in this Section 6 or set forth elsewhere in this Agreement shall fail or are otherwise are unsatisfied after Buyer has waived contingencies at the expiration of the Contingency Period, then at Buyer’s option, Buyer may terminate this Agreement and the Escrow created pursuant hereto and the Deposit shall be returned to Buyer. In addition, notwithstanding anything to the contrary herein, if following the expiration of the Contingency Period, a condition to the Close of Escrow for Buyer’s benefit set forth in this Agreement shall fail, then in addition to Buyer’s right to terminate the Agreement in its entirety, Buyer may terminate the Agreement with respect only to the Property for which the condition has failed (in which event the Agreement shall remain in effect for the balance of the Properties except that the Purchase Price shall be reduced to reflect the elimination of a Property and the Deposit shall be allocated to the Purchase Price of the other Properties for which this Agreement has not been terminated); provided that if such termination would not result in the transfer of the Remaining Properties, Sellers shall have the right to deliver written notice to Buyer within three (3) days after receiving Buyer’s partial termination notice stating that Buyer must either proceed with the acquisition of the Properties, including the Remaining Properties, or terminate the Agreement in its entirety, in which event the Deposit shall be refunded to Buyer (it being agreed that such election must be made by Buyer within three (3) business days of receiving Seller’s written notice provided above, and if Buyer fails to make the election by delivering written notice to Sellers within the three (3) business day period described above, Buyer shall be deemed to have made the election to proceed with the acquisition of the Properties, including the

Remaining Properties). If Buyer elects to terminate this Agreement in whole or in part as aforesaid, Buyer shall do so by delivering a termination notice to the applicable Seller(s).

7. Sellers’ Conditions to the Close of Escrow. For the benefit of Sellers, the Close of Escrow shall be conditioned upon the occurrence or satisfaction (or Sellers’ written waiver thereof, it being agreed that Sellers may waive such condition) of the following conditions for Sellers’ benefit.

(a) Buyer’s Performance. As of the Close of Escrow, Buyer shall have timely performed all of the obligations required by the terms of this Agreement to be performed by Buyer.

(b) Good Standing. Prior to the Close of Escrow, Buyer shall have provided the Title Company with a certificate of good standing from each of the Illinois Secretary of State, the Texas Secretary of State and the California Secretary of State indicating that Buyer is authorized to do business in each of Illinois, Texas and California, and is in good standing as foreign entity in each of such states.

(c) Authority. Prior to the Close of Escrow, Buyer shall have provided the Title Company with a certificate of the secretary or other equivalent officer of Buyer indicating that the transaction contemplated by this Agreement has been duly authorized by Buyer, that the persons executing this document and all others contemplated hereunder have been duly authorized, empowered and directed to do so, and that Buyer is bound thereby.

(d) No Insolvency by Buyer. At no time prior to the Close of Escrow shall Buyer be rendered insolvent (as defined by the Insolvency Laws) such that Buyer shall be unable to perform hereunder. Buyer further represents that it has (subject to Buyer’s approval of the matters required to be reviewed and approved prior to the expiration of the Contingency Period) the financial ability to perform its obligations under this Agreement and the transactions contemplated herein will not render Buyer insolvent (as defined by the Insolvency Laws) or with unreasonably small capital such that this transaction may be subject to being unwound in a bankruptcy or other insolvency proceeding.

(e) Deposits by Buyer. Buyer shall have deposited the funds, documents and instruments described in Section 9 below (including, without limitation, Buyer’s deposit of the balance of the Purchase Price).

8. Deposits by Sellers. At least one (1) business day prior to the Close of Escrow, Sellers shall deposit or cause to be deposited with Escrow Holder the following documents or instruments, the deposit of which shall be a condition to Buyer’s obligation to proceed to the Close of Escrow:

(a) Deeds. (i) The Illinois Properties Deeds in the form attached hereto as Exhibit “B-1”, duly executed by each Seller of each of the Illinois Properties (being RBPI, RBPII and RBPIV) and properly acknowledged; (ii) the Texas Properties Deeds in the form attached hereto as Exhibit “B-2”, duly executed by each Seller of each of the Texas Properties (being RGI and RFBI) and properly acknowledged; and (iii) the California Properties Deeds in the form attached hereto as Exhibit “B-3”, duly executed by each Seller of the California Properties (being RMV and RMVII) and duly acknowledged.

(b) FIRPTA Certificate. A certificate of non-foreign status (the “FIRPTA Certificate”), duly executed by each Seller, in the form attached hereto as Exhibit “D”.

(c) California Certificate. A certificate of non-foreign status under California law, Form 593C, or any successor form, executed by RMV and RMVII with respect to the California Properties.

(d) Tax Certificates. Copies of tax certificates for each of the Texas Properties evidencing that all ad valorem taxes due and payable for periods prior to the calendar year in which the Closing occurs have been paid in full.

(e) Leases and Approved Service Contracts. The originals of the Leases (including all Lease Amendments to the extent obtained) and Approved Service Contracts (to the extent not delivered outside of Escrow);

(f) Assignment and Assumption of Leases. An original or duly executed counterpart of the Assignment and Assumption of Leases in the form of Exhibit “C” hereto (collectively, the “Assignments and Assumptions of Leases”) for each of the Properties, duly executed by each Seller.

(g) Intentionally Omitted.

(h) Bill of Sale and General Assignment. A bill of sale and general assignment for all applicable tangible and intangible personal property of Sellers located at the Properties (collectively the “Bills of Sale”) for each Property, duly executed by each Seller, in the form attached hereto as Exhibit “I”.

(i) Title Affidavit/ALTA Statement. With respect to the California Properties only, a title affidavit executed by RMV and RMVII and in a form reasonably satisfactory to the Title Company and RMV and RMVII and containing the minimum representations which the Title Company shall reasonably require in order to issue its owner’s title insurance policy insuring Buyer’s fee simple title to the California Properties (and associated interests) free of exceptions for (i) the rights of parties in possession and parties claiming rights in the California Properties, except parties claiming under the Condition of Title and the Leases, (ii) mechanic’s and materialmen’s liens arising through RMV and/or RMVII, and (iii) unrecorded easements arising through RMV and/or RMVII. With respect to the Illinois Properties and the Texas Properties, the Title Company’s customary form of ALTA Loan and Extended Coverage Policy Statement and/or any applicable local jurisdiction requirements.

(j) Illinois Bulk Sales Act. A release letter or certificate from the Illinois Department of Revenue (“DOR”) from each Seller of the Illinois Properties stating that no assessed but unpaid tax penalties or interest are due under paragraph 9-902(d) of the Illinois Income Tax Act, 35 ILCS 5/902(d), or any similar statute of the State of Illinois (said paragraph 9-902(d) or any similar statute is hereinafter called the “Bulk Sales Provision”). Sellers agree that following the Opening of Escrow, Sellers shall promptly submit the documentation necessary to obtain the DORs and shall pursue with all reasonable diligence the DORs during the term of this Agreement. Notwithstanding anything to the contrary above, if, despite Seller’s compliance with the obligations set forth above, the DORs are not obtained prior to the Close of Escrow, then Seller shall not be in default hereunder, but a condition to the Close of Escrow for Buyer’s benefit shall fail and Buyer shall have the rights and remedies for a failed condition as provided herein.

(k) Gap Indemnity. If necessary to cause the Close of Escrow to occur on the scheduled Closing Date, the applicable Sellers shall provide to Title Company a customary gap indemnity in form and substance reasonably acceptable to Sellers and Title Company; and

(l) Additional Documents. Such other documents or instruments as are required in order to complete this transaction in accordance with its terms.

9. Deposits by Buyer and Joint Deposits. Unless otherwise expressly provided below, at least one (1) business day prior to the Close of Escrow, Buyer shall deposit or cause to be deposited with Escrow Holder the following documents and funds, the deposit of which shall be a condition to Sellers’ obligation to proceed to the Close of Escrow:

(a) Balance of Funds. By not later than 1 PM Chicago time on the Closing Date, the balance of the Purchase Price and other sums due from Buyer hereunder in the amounts and at the times set forth herein;

(b) Assignment and Assumption of Leases. A duly executed original, or duly executed counterpart of each of the Assignments and Assumptions of Leases.

(c) Intentionally Omitted.

(d) ALTA Statement. With respect to the Illinois Properties only, the Title Company’s customary form of ALTA Loan and Extended Coverage Policy Statement.

(e) Additional Documents. Such other documents or instruments as are required in order to complete this transaction in accordance with its terms.

In addition to the deposits by Sellers contemplated by Section 8 above and the deposits by Buyer contemplated by this Section 9, the Sellers of the Illinois Properties (being RBPI, RBPII and RBPIV) and Buyer shall jointly deposit or cause to be deposited with Escrow Holder completed real estate transfer declarations for the Illinois Department of Revenue, Cook County and Village of Bedford Park, the deposit of which shall be a condition to both parties’ obligation to proceed to the Close of Escrow. Notwithstanding the foregoing, as between the Sellers of the Illinois Properties and Buyer, such Sellers shall be responsible for obtaining in advance the necessary Bedford Park transfer stamps (to the extent that they cannot be obtained through the Title Company as part of the Closing) and securing the necessary inspection of the Illinois Properties by the Village of Bedford Park to the extent required under Bedford Park Transfer Tax Ordinance.

10. Costs and Expenses. The cost of the Title Policies shall be paid by Sellers, provided that (a) with respect to the portion of the cost allocable to the California Properties,

Buyer shall pay and be solely responsible for any premiums or other costs in excess of the premium for ALTA Standard Coverage, for ALTA Extended Coverage, and/or any title endorsements to the Title Policies which Buyer may elect to obtain; and (b) with respect to the portion of the cost allocable to the Illinois Properties and the Texas Properties, Buyer shall pay and be solely responsible for any premiums or other costs for deletions, amendments and/or endorsements to the Title Policies except for any endorsements which a Seller has agreed to obtain to cure a Title Objection and any extended coverage endorsement with respect to the Illinois Properties. The escrow fee of Escrow Holder and related costs (including, without limitation, Escrow Holder’s customary charges to buyers and sellers for document drafting and miscellaneous charges) shall be shared equally between Buyer and Sellers. Buyer shall pay the cost of any updates or additional certifications that it requires for the Surveys. Sellers shall pay all recording fees and, to the extent applicable, all City, State, County and local documentary transfer and similar taxes payable in connection with the recordation of the Illinois Properties Deeds, the Texas Properties Deeds and the California Properties Deeds, which in each instance shall be set forth on a separate statement or declaration thereof; provided that Buyer shall pay the recording costs for the Deeds for the Illinois Properties and Buyer shall pay the recording costs for any of Buyer’s loan documents. If as a result of no fault of Buyer or Sellers (i.e., a condition to the Close of Escrow is not satisfied or waived), Escrow fails to close, Buyer and Sellers shall share equally all of Escrow Holder’s fees and charges. If Escrow fails to close (in whole or in part) as a result of a default by Buyer or Seller, the defaulting shall pay all of Escrow Holder’s fees and charges (if any). Buyer and Sellers shall pay their respective legal fees and costs in connection with the transaction described herein, except as expressly provided to the contrary in Section 20 herein. The provisions of this Section 10 shall survive the Close of Escrow.

11. Prorations. The following prorations shall be made between Sellers and Buyer on the Close of Escrow, computed as of the Close of Escrow:

(a) Additional Rent. The parties acknowledge and agree that the Leases are on a “triple net” basis, with amounts collected from the Lessees for each of the Properties as additional rent being applied to (or accrued for) the payment of taxes, assessments and operating expenses for the applicable Properties on a cash basis. Therefore, additional rent for such operating expenses (including all amounts accrued for real estate taxes [except as provided in subparagraph (b) below with respect to the vacant space at the Illinois Properties]) that have been received by Sellers and are applicable to Buyer’s period of ownership on a cash basis, less amounts paid through the Close of Escrow, shall be credited to Buyer upon the Close of Escrow. With respect to any vacant spaces at any of the Properties for the one year period prior to the Close of Escrow (except for real property taxes for the vacant space at the Illinois Properties which shall be prorated as provided in subparagraph (b) below), the applicable Seller(s) shall be responsible for including in the credit of additional rent of such operating expenses all amounts that would have been received by Sellers had such vacant space(s) been leased to tenants on the same triple-net basis as the other spaces and otherwise subject to the provisions set forth in the immediately preceding sentence. The aforementioned proration provisions assume that there is no deficiency in the amounts collected by Sellers for additional rent from the tenants of the Properties to satisfy obligations through the Close of Escrow. To the extent there is any deficiency, Buyer will collect such amounts (other than the amounts attributable to Sellers for any vacant spaces) from the applicable tenants in the same manner as rent that needs to be collected after the Close of Escrow under Section 11(c) hereof. Buyer shall then be responsible for reconciling with each of the Lessees under the Leases at the end of the year or other period as appropriate any overpayments or deficiencies (other than as provided immediately above) for such amounts. The prorations referenced above shall be initially performed at the Close of Escrow but shall be subject to further adjustment and proration in cash after the Close of Escrow as and when complete and accurate information becomes available, if such information is not available at the Close of Escrow (except with respect to the vacant spaces). Sellers and Buyer agree to cooperate and use their commercially reasonable efforts to make such adjustments not later than one hundred twenty (120) days after the Close of Escrow (or as soon thereafter as may be practicable, with respect to common area maintenance and other additional rent charges (including pass-throughs for real estate and personal property taxes and special assessments) payable by Lessees under the Leases) and shall again cooperate to make any additional adjustments that may be required in connection with any year end reconciliations made in connection with any Lease requirements. The parties shall immediately pay any amounts that are owing following Sellers’ delivery of the reconciliations provided above. The foregoing reconciliation provisions shall specifically apply with respect to any invoices received by any Sellers subsequent to the Close of Escrow that are in the name of a Seller, relate to one or more of the Properties (and would be subject to reimbursement as part of additional rent under the Leases), and are paid by such Seller.

(b) Proration of Illinois Taxes and Assessments for Vacant Spaces. Real property taxes and special assessments for the vacant spaces assessed against each Illinois Property shall be prorated as follows:

(i) fifty percent (50%) of the real property taxes and special assessments for any vacant space at each Illinois Property for the then (at the Closing Date) current tax fiscal year which are not yet due and payable and fifty percent (50%) of any installment of real property taxes for any prior tax fiscal year which are not yet due and payable shall be prorated in proportion to the portions of such tax fiscal years elapsed prior to the Closing Date and remaining after the Closing Date. If the Closing Date occurs prior to the receipt by the applicable Seller of the final tax bill for the tax fiscal year in which the Closing Date occurs or for any prior tax fiscal year, Buyer and the applicable Seller shall prorate real property taxes under this clause (i) for such tax fiscal year or years based upon 100% of the amount of real property taxes for the most recent tax fiscal year for which a final tax bill is available. In the event that any such proration has been based on the amount of real property taxes for a prior tax fiscal year instead of the tax fiscal year which the proration actually covers (as contemplated in the immediately preceding sentence) then, upon the issuance of the actual tax bills for the tax fiscal year which such proration covers, Buyer and the applicable Sellers shall re-prorate and adjust such proration between them (and make any necessary payments between them which are necessary to effect such re-proration and adjustment) on the basis of the same fifty percent (50%) amount(s) as provided above. The re-proration obligation with respect to the vacant space each Illinois Property contained in the immediately preceding sentence shall survive the Closing and shall not merge into the Illinois Property Deed conveying the Illinois Properties.

(c) Rent. Current rent (excluding any additional rent which is prorated as provided above) which has been paid under the Leases shall be prorated based on the actual number of days in the month in which the Close of Escrow occurs on which each party (either Buyer or Sellers) is the owner of the Properties. At the Close of Escrow, Sellers shall credit to the account of Buyer against the Purchase Price all prepaid rents and other charges, including security deposits, paid in advance and attributable to the period from and after the Close of Escrow (including the Closing Date). Notwithstanding the foregoing, no prorations shall be made for any unpaid amounts due and payable prior to the Closing Date or for delinquent rents existing, if any, as of the Closing Date. Although no adjustments shall be made in Sellers’ favor for rents which have accrued and are unpaid as of the Closing Date, Buyer shall pay Seller such accrued and unpaid rents as and when collected by Buyer, it being agreed, however, that Buyer shall not be deemed to have collected such arrearages attributable to the period prior to Closing until such time as the Lessee is current in the payment of all rent and other sums accruing after the Closing Date. For a period of 90 days after the Closing Date, Buyer agrees to bill Lessees of the Properties for all past due rents that are accrued but unpaid as of the Closing Date; however, (i) Buyer shall not be obligated to incur any out-of-pocket expenses (unless paid by Seller), (ii) Buyer may deduct any of its reasonable costs of collection from any amounts due Seller, and (iii) under any circumstance, Buyer shall not be obligated to file any legal action or terminate any Lease. Seller may take reasonable action to collect any delinquent rents provided that Seller may not commence any legal action against any tenant seeking termination of any lease and Seller may not commence any other legal action against tenant prior to the date which is thirty (30) days after the Closing Date.

(d) Utilities. The readings and billings for utilities that are not separate assessed to a Lessee will be made if possible as of the Closing Date, in which case Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing Date with respect to utility bills. Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate and a readjustment made within 30 days after the Closing, if necessary. Seller agrees to reasonably cooperate with Buyer in transferring utility service and company accounts with respect to the Properties and shall refrain from any action likely to result in a termination or interruption of utility service upon the Closing and transfer of ownership to Buyer.

(e) Insurance. No proration shall be made for insurance premiums and insurance policies will not be assigned to Buyer.

(f) Proration Statement. At least five (5) business days prior to the Close of Escrow the parties hereto shall agree upon all of the prorations to be made for each Property and shall submit a statement to the Escrow Holder (or shall approve an estimated proration statement prepared by Escrow Holder) setting forth the same. In the event that any prorations, apportionments or computations made under this Section 11 shall require final adjustment, then the parties hereto shall make the appropriate adjustments promptly when accurate information becomes available and either party hereto shall be entitled to an adjustment to collect the same. Any corrected adjustment or proration will be paid in cash or immediately available funds to the party entitled thereto. The proration obligations outlined above shall survive the Close of Escrow hereunder until such time as the necessary reconciliations have been completed, each Party agreeing to exercise commercially reasonable efforts to effect the reconciliation as soon as reasonably practicable, but in any event within one hundred eighty (180) days after the Close of Escrow. The provisions of this Section 11 shall survive the Close of Escrow.

12. Disbursements and Other Actions by Escrow Holder. Upon the Close of Escrow, Escrow Holder shall promptly undertake all of the following in the manner indicated

(a) Prorations. Prorate all matters referenced in Section 11 based upon the statements delivered into Escrow signed by the parties.

(b) Recording. (i) Cause the Illinois Properties Deeds and any other documents which the parties hereto mutually direct, to be recorded in the Office of the Recorder of Deeds of Cook County, Illinois; (ii) cause the Texas Properties Deeds and any other documents which the parties hereto mutually direct, to be recorded in the in the Deed Records of Dallas County, Texas; and (iii) cause the California Properties Deeds and any other documents which the parties hereto may mutually direct, to be recorded in the Official Records of Riverside County, California.

(c) Funds. Disburse funds from funds deposited by Buyer with Escrow Holder towards payment of all items chargeable to the account of Buyer pursuant hereto in payment of such costs, including, without limitation, the payment of the Purchase Price to Sellers (less items chargeable to the account of the Sellers), and disburse the balance of such funds, if any, to Buyer (it being agreed that such disbursement shall be made on the Closing Date in accordance with the requirements of a gap style closing).

(d) Title Policies. Direct the Title Company to issue the Title Policies to Buyer.

(e) Documents to Sellers. Deliver to Sellers conformed copies of the recorded Illinois Properties Deeds, conformed copies of the Texas Properties Deeds, conformed copies of the California Properties Deeds, fully executed Assignments and Assumptions of Leases for each Property, a copy of the Buyer’s ALTA Statement, a copy of the completed transfer declarations (for the Illinois Properties), and copies or originals, as appropriate, of any other documents or instruments the parties have signed pursuant to this Agreement.

(f) Documents to Buyer. Deliver to Buyer the FIRPTA Certificate, the California Form 593C or equivalent, conformed copies of the recorded Illinois Properties Deeds, conformed copies of the recorded Texas Properties Deed, conformed copies of the recorded California Properties Deeds, the original Leases (to the extent not delivered outside escrow), fully executed Assignments and Assumptions of Leases for each Property, fully executed Bills of Sale for each Property, a copy of Seller’s Title Affidavit, a copy of Seller’s ALTA Statement, a copy of the completed transfer declarations (for the Illinois Properties), a copy of Seller’s GAP Undertaking, and copies or originals, as appropriate, of any other documents or instruments the parties have signed pursuant to this Agreement.

13. Sellers’ Representations and Warranties. In consideration of Buyer entering into this Agreement and as an inducement to Buyer to purchase the Properties from Sellers, each Seller makes the following representations, acknowledgments and warranties, each of which is material and is being relied upon by Buyer, and each of which shall be true and correct as of the Close of Escrow as a condition to the Close of Escrow for Buyer’s benefit:

(a) Authority. Each Seller has the legal right, power and authority to enter into this Agreement and the documents required to be delivered by such Seller pursuant to Section 8 above, and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized and no other action by such Seller is requisite to the valid and binding execution, delivery and performance of this Agreement, except as otherwise expressly set forth herein.

(b) Requisite Action. All requisite limited liability company action has been taken by each Seller in connection with (i) the entering into this Agreement and the instruments referenced in this Agreement, (ii) the performance of its obligations under this Agreement and (iii) the consummation of the transactions contemplated by this Agreement. No other consent of any member, partner, shareholder, creditor, investor, judicial or administrative body, authority or other party is required in connection therewith.

(c) No Bankruptcy. There is no pending, or to each Seller’s knowledge, threatened in writing, case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of that Seller or seeking appointment of a receiver, trustee, custodian or similar official for that Seller for all or any substantial part of its assets.

(d) No Notices of Violation. No Seller nor any of that Seller’s affiliates engaged in the development and/or construction of such Seller’s Property has received any written notice of any existing violations, suspensions or revocations of any restrictive covenants, deed restrictions, or federal, state, county or municipal laws, ordinances, orders, codes, regulations, requirements or permits affecting such Seller or its Property.

(e) No Pending Litigation. No Seller nor any of that Seller’s affiliates engaged in the development and/or construction of such Seller’s Property has been served with notice of any material outstanding suits, actions, or proceeding relating to such Seller or its Property.

(f) Leases. Other than the Leases and as expressly set forth in the Condition of Title, no Seller has entered into any leases, tenancy or occupancy agreements with respect to its Property. No Seller has received any written notice from a Lessee of its Property of any default or breach on the part of such Seller as the landlord under one of the Leases of its Property nor does any Seller have actual knowledge of any payment default to such Seller by any of the Lessees of its Property. Other than with respect to the remaining leasing commission that will be due and payable in connection with the initial term of the HFT Lease (which commission shall be the obligation of RMV and shall be paid through Escrow upon the Close of Escrow), each Seller has paid current all leasing and brokerage fees and commissions that have become due and payable by such Seller under any brokerage agreements Sellers have provided Buyer with complete copies of the leasing commission and brokerage agreements described on Exhibit “O”, which agreements represent the only leasing commission and brokerage agreements for future leasing and brokerage fees and commissions payable in connection with the renewal of the existing Leases (or the exercise of any purchase option) that Sellers have entered into with respect to the Properties (collectively, the “Leasing Commission Representation”). Buyer’s obligation with respect to the Leasing Commission Representation shall survive the Close of

Escrow for a period of eighteen (18) months. Except as expressly stated in the rent rolls attached as Exhibit “F”, all tenant improvement obligations, concessions and other tenant inducements required for the term of a Lease to commence, have been fully paid and satisfied by such Seller and no such obligations, concessions or inducements become payable in the future for the commencement date under a Lease to occur. Except as set forth in said rent rolls, as of the date of this Agreement, Sellers have not received from any Lessee any written notice to cancel, renew or extend any Lease. In addition, and as more particularly described in Exhibit F hereof, certain of the Sellers have entered into landlord agreements with certain of the Lessees’ lenders (the “Landlord Agreements”). Buyer acknowledges that the Landlord Agreements shall be assigned to Buyer as part of the Assignment of Leases and that Sellers have met their obligation to Buyer to disclose to Buyer the existence of such Landlord Agreements, to the extent contemplated in each of such agreements. Notwithstanding anything to the contrary set forth above, if an Estoppel from a Lessee is obtained that contains a certification that expressly covers and validates the representations made by Seller in this Section 13(f) with respect to the Leases, then Seller’s representation with respect to such express matter or matters shall be deemed of no further force and effect.

(g) OFAC. (i) The information concerning the identities of each Seller and each of such Seller’s officers, directors and owners supplied to Buyer by Sellers is true, correct and complete; (ii) no Seller is a Prohibited Person (as defined below); (iii) each Seller is currently in compliance with and will at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto. “Prohibited Person” shall mean any person, organization, or entity: (A) listed in the Annex to, or is otherwise subject to, the provisions of Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (B) owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (C) with whom a party is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering legal requirements, including the PATRIOT Act and the Executive Order; (D) that commits, threatens, or conspires to commit or supports “terrorism” as defined in the Executive Order; (E) that is named as a “specifically designated national” or “blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn, or at any replacement website or other replacement official publication of the list or is named on any other U.S. or foreign government or regulatory list maintained for the purpose of preventing terrorism, money laundering, or similar activities; (F) that is covered by IEEPA, OFAC, or any other law, regulation, or executive order relating to the imposition of economic sanctions against any country, region, or individual pursuant to United States law or United Nations resolution; or (G) that is an affiliate (including any principal, officer, immediate family member, or close associate) of a person or entity described in one or more of the above clauses of this definition of Prohibited Person. In addition, and not in limitation of any of the representations and warranties set forth in this Section 13(g), no later than ten (10) business days after the date hereof, if requested by Buyer, Sellers agree to provide documentation reasonably necessary for Buyer to verify compliance with such laws, which documentation shall include, without limitation, information regarding the ownership of Sellers, it being agreed, however, that Sellers shall not be required to provide information regarding the holders of its publicly-offered common stock, nor shall the representations and warranties of this Section 13(g) extend to such holders. Also, if reasonably requested by Buyer, Sellers agree to provide Buyer with the social security number, FEIN, or a copy of the passport, as applicable, for each such person or entity. Notwithstanding any provision in this Agreement to the contrary, Buyer may disclose such information, without notice to Sellers, to any government agency or regulators in connection with any regulatory examination or if Buyer reasonably believes that such disclosure is required by law or its regulatory compliance policies.

(h) Service Contracts. The list of Service Contracts on Exhibit “M” is a complete list of all management service, supply, repair and maintenance agreements, equipment leases and all other contracts and agreements (excluding the Leases) with respect to or affecting the Properties as of the date of this Agreement. Complete copies of all Service Contracts (or written descriptions of oral Service Contracts) shall be provided to Buyer as part of the Background Materials. Sellers have neither given nor received any written notice of default with respect to any of the Service Contracts.

(i) Hazardous Materials. Sellers have not received written notice from any governmental entity alleging that Sellers are not in full compliance with environmental laws. Sellers have provided to Buyer all written assessments, reports, data, results of investigations or audits, or other information that is in Sellers’ possession relating to the environmental matters at or the environmental condition of the Properties.

(j) Taxes and Special Assessments. Sellers have not submitted an application for the creation of any special taxing district affecting the Properties, or annexation thereby, or inclusion therein that is currently pending before a governmental authority. Except for the existing community facilities districts (“CFDs”) affecting the California Properties as set forth in the Title Reports and for any reassessments that may be due to the change of ownership as a result of the Close of Escrow, Sellers have not received written notice that any governmental or quasi-governmental agency or authority intends to impose or increase any special or other assessment against the Properties, or any part thereof, including assessments attributable to revaluations of the Property except as may be included in the Background Materials. Sellers represent and warrant that the only tax appeals pending with respect to the Properties are more particularly described on Exhibit “R” attached hereto. Sellers agree to make available to Buyer any and all documents in Sellers’ files with respect to said pending tax appeals.

(k) No Contractual or Donative Commitments. Sellers have not made any written contractual or donative commitments relating to the Properties to any governmental authority, quasi-governmental authority, utility company, community association, homeowners’ association or to any other organization, group, or individual which would impose any obligation upon Buyer to make any contribution or dedication of money or land, or to construct, install or maintain any improvements of a public or private nature on or off the Properties.

(l) Employees. There are no employees of Sellers employed in connection with the use, management, maintenance or operation of the Properties whose employment will continue after the Closing Date. There is no bargaining unit or union contract relating to any employees of Sellers.

(m) Sellers’ covenants in Section 14 are true and correct as of the Close of Escrow.

The foregoing representations and warranties shall be true as of the date hereof, and at the Close of Escrow as a condition to the Close of Escrow for Buyer’s benefit. If, prior to the Close of Escrow, a Seller becomes aware of any change in fact or circumstance which would materially and adversely change one or more of its foregoing representations or warranties, then such Seller shall immediately give written notice of such changed fact or circumstance to Buyer. Upon Buyer being so notified by a particular Seller of any such change in fact which would materially and adversely change any of the representations or warranties contained herein and if such change was outside the reasonable control of such Seller, Buyer, as its sole remedy, shall have the option of (i) waiving the breach of warranty or change, and proceeding with the Close of Escrow, (ii) terminating this Agreement, in which event the Deposit and any other funds deposited by Buyer into the Escrow and all interest earned thereon shall be returned to Buyer, or (iii) terminating the Agreement with respect to the particular Property for which a representation and warranty is no longer true and correct, in which event, this Agreement shall remain in full force and effect for the balance of the Properties, the Deposit shall be allocated to the Purchase Price of the other Properties for which this Agreement has not been terminated, and the Purchase Price shall be reduced for the elimination of the particular Property (provided that if such termination would not result in the transfer of the Remaining Properties, Seller shall have the right to deliver written notice to Buyer within three (3) days after receiving Buyer’s partial termination notice stating that Buyer must either proceed with the acquisition of the Properties, including the Remaining Properties, or terminate the Agreement in its entirety, in which event the Deposit shall be refunded to Buyer (it being agreed that such election must be made by Buyer within three (3) business days of receiving Seller’s written notice provided above, and if Buyer fails to make the election by delivering written notice to Sellers within the three (3) business day period described above, Buyer shall be deemed to have made the election to proceed with the acquisition of the Properties, including the Remaining Properties). Any such initial election shall be made by Buyer not later than five (5) business days after being so notified by Sellers. If Buyer does not so timely elect to terminate this Agreement in whole or in part pursuant to this Section, then Buyer shall be deemed to have elected to waive its rights to terminate this Agreement pursuant to this Section and to acquire the Properties on the terms set forth in this Agreement with such representations or warranties being updated to take into account the changed facts or circumstances disclosed by Seller in its notice to Buyer.

14. Sellers’ Covenants.

(a) Service Contracts. From and after the date of this Agreement and continuing throughout the Escrow Period, no Seller shall enter into any new Service Contracts or any amendments or modifications to the existing Service Contracts, which new Service Contracts or amendments and/or modifications will survive the Close of Escrow (that is, not terminated at or before Closing by the applicable Seller at no cost to Buyer) or otherwise affect the use, operation or enjoyment of the Property after the Close of Escrow without Buyer’s prior written consent, which consent may be withheld in Buyer’s reasonable judgment.

(b) Leases. Between the date of this Agreement and the date which is two (2) business days prior to the expiration of the Contingency Period, no Seller shall (i) enter into any new leases for any portion of its Property, (ii) enter into any amendments or any extensions of any Leases of its Property, or (iii) terminate any of the Leases of its Property, in each case without notifying Buyer in writing in advance (but, in each case, subject to Buyer receiving prompt notification as set forth below, and in all cases at least two (2) business days prior to the expiration of the Contingency Period) and providing Buyer with copies of such new lease, amendments, modifications and/or terminations, which Sellers anticipate to execute. Sellers shall discuss such documents of Buyer and take into consideration any comments proposed by Buyer. No such documents shall be executed by Seller without first notifying Buyer in writing. From and after the date which is two (2) business days prior to the expiration of the Contingency Period, no Seller shall (A) enter into any new leases for any portion of its Property, (B) enter into any amendments or any extensions of any of the Leases of its Property, (C) terminate any of the Leases of its Property, or (D) apply any security deposit under a Lease, in each case without Buyer’s prior written consent, which consent may be withheld in Buyer’s sole and absolute discretion. In all events, Sellers shall promptly provide Buyer with copies of any documents that are executed in accordance with the provisions of this Section 14(b). For any new leases approved by Buyer as provided above, following the Close of Escrow, Buyer shall be responsible for any leasing commissions and tenant improvement costs.

(c) Operation in the Ordinary Course. Subject to Sections 14(a) and 14(b) above, from and after the date of this Agreement and continuing throughout the Escrow Period, each Seller shall (i) operate and manage its Property in the ordinary course and consistent with such Seller’s past practices, (ii) maintain all insurance policies presently in effect, and (iii) perform when due, and otherwise comply with, all of such Seller’s obligations and duties under the Leases and Service Contracts for its Property, including, without limitation, timely making any payments required under the Service Contracts. For purposes hereof, “operating and managing the Property in the ordinary course of business” shall not be deemed to include the performance of any obligations which are the obligations of any of the Lessees under any of the Leases of the Property. None of the Personal Property shall be removed from the Real Property, unless replaced by unencumbered personal property of equal or greater utility and value. All Personal Property and Intangible Personal Property shall be conveyed to Buyer by Sellers at the Close of Escrow free from any liens, encumbrances or security interests of any kind or nature other than the Condition of Title.

(d) Covenant Not to Convey or Encumber. From and after the date of this Agreement and continuing throughout the Escrow Period, no Seller shall convey or encumber any portion of its Property or any rights therein, nor enter into any conveyance, security document, easement, or other agreement granting to any person or entity any rights with respect to its Property or any part thereof, or any interest whatsoever therein, or any option with respect thereto, without the prior written consent of Buyer, which consent may be withheld in Buyer’s reasonable judgment, except that typical utility easements shall be permitted so long as Buyer is provided with copies of same at least two (2) business days prior to the expiration of the Contingency Period. The provisions of this Section 14(d) shall survive the Close of Escrow.

(e) No Marketing. Sellers shall remove the Properties from the market for sale, and not solicit, accept, entertain or enter into any negotiations or agreements with respect to the sale or disposition of any or all of Sellers’ Properties, or any interest therein, or sell, contribute or assign any interest in Sellers’ Properties (except as may be required in connection with any existing encumbrances and/or with respect to internal transfers, so long as same does not delay or impact the Close of Escrow).

(f) Insurance. Sellers shall maintain all casualty and liability insurance in place as of the date of this Agreement with respect to the Property in amounts and with deductibles substantially the same as existing on the date of this Agreement.

(g) Leasing Actions. Following the date that is two (2) business days prior to the expiration of the Contingency Period, Sellers shall not accept any rent from any Lessees (or any new tenant under any new lease permitted pursuant to the terms hereof) for more than one (1) month in advance of the payment date. Other than actions against a Lessee that do not seek eviction, following the date that is two (2) business days prior to the expiration of the Contingency Period, Sellers shall not commence or allow to be commenced on its behalf any action, suit or proceeding with respect to all or any portion of Sellers’ Properties without the prior written consent of Buyer. At least two (2) business days prior to the expiration of the Contingency Period, Sellers shall notify Buyer in writing as to any pending actions against Lessees.

(h) SNDA’s. Each Seller shall reasonably cooperate with Buyer by requesting no later than 2 business days following receipt of the form(s) for same from Buyer a subordination, non-disturbance and attornment agreement executed and acknowledged by each Major Tenant in form and substance required by Buyer’s lender; provided that the receipt of same shall not be a condition to the Close of Escrow.

(i) Post-Closing Covenants. Immediately upon the Close of Escrow, each Seller shall deliver the originals (to the extent available) of the Background Material (to the extent not previously delivered to Buyer), the original Warranties (to the extent available), and all personal property that is part of Sellers’ property, including any and all keys, pass cards, security codes, computer software and other devices relating to access to such Sellers’ improvements. In addition, each Seller shall immediately following the Close of Escrow deliver a tenant notification letter, in a form reasonably provided by Buyer and duly executed by such Seller, notifying each Lessee under a Lease of such Seller that such Sellers’ Property has been conveyed to Buyer and directing each Lessee to make all payments of rent and to send any notices or other correspondence regarding their respective Leases to the persons and addresses to be determined by Buyer and specified in each such letter, on and after the Closing Date. Sellers’ obligations in this subjection (i) shall survive the Close of Escrow.

15. Buyer’s Covenants, Representations, Acknowledgments and Warranties. In consideration of Sellers entering into this Agreement and as an inducement to Sellers to sell the Properties to Buyer, Buyer makes the following covenants, representations, acknowledgments and warranties, each of which is material and is being relied upon by Sellers, and each of which shall be true and correct as of the Close of Escrow:

(a) Authority. Buyer has the legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized and no other action by Buyer is requisite to the valid and binding execution, delivery and performance of this Agreement; provided, however, that Buyer will require approval of its board of directors with respect to the contingency matters set forth in this Agreement in order to consummate the acquisition of the Properties, which approval Buyer shall seek prior to the end of the Contingency Period (and shall be deemed obtained if Buyer does not terminate the Agreement prior to the expiration of the Contingency Period).

(b) As Is. Buyer understands, acknowledges and agrees that, except as otherwise expressly provided herein and/or in any of the documents required to be delivered by Sellers pursuant to Sections 8(a), (b), (c), (f) and (h) above (collectively, “Sellers’ Closing Documents”), it is acquiring the Properties “AS IS”, “WHERE IS”, “WITH ALL FAULTS” without any representation or warranty of any Seller, express, implied or statutory, except as expressly provided herein, as to (i) the nature or condition of the Properties (including, without limitation, any design or natural defect of any kind or nature whatsoever), (ii) the condition of title to the Properties, or (ii) the Properties’ fitness for Buyer’s intended use of same (including, without limitation Buyer’s ability to further construct or otherwise develop any of the Properties). Buyer is a sophisticated owner or investor in real estate, and is, or upon Closing will be, thoroughly familiar with the Properties. Except for the express representations and warranties set forth herein and/or in any of the Sellers’ Closing Documents, Buyer is relying solely upon, and has conducted, or will conduct, its own, independent inspections, investigations and analyses of the Properties as it deems necessary or appropriate in so acquiring the Properties from Sellers, including, without limitation, an analysis of any and all matters concerning the condition of the Properties and their suitability for Buyer’s intended purposes, a review and analysis of the Leases and any financial statements of the Lessees thereunder which Buyer deems necessary, and a review of all applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relative to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Properties.

(c) Limitation on Sellers’ Liability. Buyer represents and covenants that Sellers shall not have any liability, obligation or responsibility of any kind with respect to the following:

(i) The content or accuracy of any report, study, opinion or conclusion of any soils, toxic, environmental or other engineer or other person or entity who has examined some or all of the Properties or any aspect thereof;

(ii) The content or accuracy of any information released (whether written or oral) to Buyer by an engineer or planner in connection with the development of the Properties;

(iii) The availability of additional building or other permits or approvals for the property by any state or local governmental bodies with jurisdiction over the Properties, other than those currently existing for the existing improvements which are part of the Properties;

(iv) The availability or capacity of sewer, water or other utility connections to the Properties, other than currently existing on the site of each of the Properties;

(v) Any of the items delivered to Buyer pursuant to Buyer’s review of the condition of the Properties, including the reports or other documents identified in Section 6(b) herein; and

(vi) The content or accuracy of any other development or construction cost, projection, financial or marketing analysis or other information given to Buyer by Sellers or reviewed by Buyer with respect to any or all of the Properties.

(d) Buyer’s Representations and Warranties. Buyer’s representations and warranties shall be true as of the date hereof, and at the Close of Escrow, and Buyer shall notify Sellers, in writing, if it becomes aware of any facts rendering same untrue prior to the Close of Escrow.

16. Liquidated Damages. IF BUYER COMMITS A DEFAULT UNDER THIS AGREEMENT WHICH CAUSES BUYER’S FAILURE TO CLOSE, THEN IN ANY SUCH EVENT, THE ESCROW HOLDER MAY BE INSTRUCTED BY SELLERS TO CANCEL THE ESCROW AND SELLERS SHALL THEREUPON BE RELEASED FROM THEIR OBLIGATIONS HEREUNDER. BUYER AND SELLERS AGREE THAT BASED UPON THE CIRCUMSTANCES NOW EXISTING, KNOWN AND UNKNOWN, IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ESTABLISH SELLERS’ DAMAGE BY REASON OF BUYER’S DEFAULT UNDER THIS AGREEMENT. ACCORDINGLY, BUYER AND SELLERS AGREE THAT IN THE EVENT OF DEFAULT BY BUYER UNDER THIS AGREEMENT WHICH CAUSES BUYER’S FAILURE TO CLOSE, IT WOULD BE REASONABLE AT SUCH TIME TO AWARD SELLERS, AS SELLERS’ SOLE AND EXCLUSIVE REMEDY AT LAW AND/OR IN EQUITY WITH RESPECT TO BUYER’S FAILURE TO CLOSE IN DEFAULT OF THIS AGREEMENT, “LIQUIDATED DAMAGES” OF (i) UNENCUMBERED TITLE TO ALL IMPROVEMENTS MADE TO OR PLACED ON THE PROPERTIES BY BUYER AND (ii) THE DEPOSIT. SELLERS SHALL ALSO BE ENTITLED TO RECEIVE ANY AND ALL ATTORNEYS’ FEES AND OTHER COSTS INCURRED BY SELLERS PURSUANT TO SECTION 20 HEREOF.

THEREFORE, IF BUYER COMMITS SUCH A DEFAULT UNDER THIS AGREEMENT SELLERS MAY INSTRUCT THE ESCROW HOLDER TO CANCEL THE ESCROW WHEREUPON ESCROW HOLDER SHALL IMMEDIATELY TRANSFER TO OR PAY OVER TO SELLERS THE LIQUIDATED DAMAGES, AND SELLERS SHALL BE RELIEVED FROM ALL OBLIGATIONS AND LIABILITIES HEREUNDER (EXCEPT WITH RESPECT TO ANY INDEMNITY OBLIGATIONS), AND, PROMPTLY FOLLOWING ESCROW HOLDER’S RECEIPT OF SUCH INSTRUCTION, ESCROW HOLDER SHALL CANCEL THE ESCROW.

NOTWITHSTANDING THE FOREGOING, THE PROVISIONS OF THIS SECTION 16 SHALL NOT LIMIT SELLERS’ RIGHTS TO PURSUE ACTUAL DAMAGES AGAINST BUYER WITH RESPECT TO OTHER BREACHES BY BUYER UNDER THIS AGREEMENT OCCURRING PRIOR TO THE CLOSING WHICH BREACHES WOULD

NOT RESULT IN BUYER’S FAILURE TO CLOSE THIS TRANSACTION; PROVIDED, HOWEVER, SUCH ACTUAL DAMAGES WHICH SELLERS MAY RECOVER AGAINST BUYER SHALL NOT EXCEED THE FULL AMOUNT OF THE DEPOSIT; PROVIDED, HOWEVER, SUCH CAP ON ACTUAL DAMAGES WHICH SELLERS MAY RECOVER SHALL NOT APPLY TO BUYER’S INDEMNITY OBLIGATIONS HEREUNDER, BUYER’S FRAUD, BROKER FEE INDEMNITY OBLIGATIONS OF BUYER PURSUANT TO SECTION 20 BELOW, OR AMOUNTS TO BE PRORATED UNDER SECTION 11 ABOVE.

SELLERS AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 16 AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

/s/ JM	/s/ TM
Sellers’ Initials	Buyer’s Initials

17. Sellers’ Default. If any of Sellers’ warranties or representations are knowingly or negligently made in a materially false, misleading and inaccurate manner, or if any Seller breaches an express covenant contained herein and Buyer has actual knowledge of the foregoing prior to the Close of Escrow, or if any Seller fails to close for any reason, except Buyer’s default or the permitted termination of this Agreement by either Sellers or Buyer as herein expressly provided, Buyer shall be (x) entitled to (a) terminate this Agreement upon written notice to Sellers and to request the Escrow Holder to return the Deposit, together with all accrued interest thereon, to Buyer or terminate the Agreement with respect to only the Property where a Seller is in default (in which event the Agreement shall continue in full force and effect for the balance of the Properties, the Purchase Price shall be reduced as a result of the eliminated Property and the Deposit shall be other to the Purchase Price of the Properties for which this Agreement has not been terminated) (provided that if such termination would not result in the transfer of the Remaining Properties, Sellers shall have the right to deliver written notice to Buyer within three (3) days after receiving Buyer’s partial termination notice stating that Buyer must either proceed with the acquisition of the Properties, including the Remaining Properties, or terminate the Agreement in its entirety, in which event the Deposit shall be refunded to Buyer (it being agreed that such election must be made by Buyer within three (3) business days of receiving Sellers’ written notice provided above, and if Buyer fails to make the election by delivering written notice to Sellers within the three (3) business day period described above, Buyer shall be deemed to have made the election to proceed with the acquisition of the Properties, including the Remaining Properties)), and (b) pursue an action to collect its actual out-of-pocket damages from Sellers, not to exceed Three Hundred Twenty Five Thousand and no/100 Dollars ($325,000.00) (excluding any lender related costs) or (y) seek specific performance of this Agreement provided that the following conditions are satisfied: Buyer has (i) deposited into Escrow all documents and instruments the deposit or delivery of which by Buyer, as expressly set forth in this Agreement, are conditions to the obligations of Sellers hereunder, (ii) demonstrated by reasonable evidence that the Purchase Price and any other required funds are readily available to Buyer for deposit into Escrow, and (iii) demonstrated that Buyer is otherwise ready, willing and able to perform all of its obligations hereunder. Buyer shall not be entitled to and hereby waives any right to file a Lis Pendens on any of the Properties other than in connection with the pursuit of a specific performance action and only in the event the conditions to the filing of such action as provided in the preceding sentence have been satisfied. In no event shall Buyer be entitled to collect from Sellers any punitive, consequential or speculative damages.

18. Damage or Condemnation Prior to Closing. Sellers shall promptly notify Buyer of any casualty to any of the Properties or any condemnation proceeding affecting any of the Properties commenced prior to the Close of Escrow. Thereafter, the provisions set forth in Sections 18(a), (b) and (c) below shall apply.

(a) Minor Damage. In the event of “minor” loss or damage being defined for the purpose of this Agreement as damage to one of the Properties such that the affected Property could be repaired or restored, in the opinion of an architect mutually acceptable to Sellers and Buyer (with any fees, costs or expenses pertaining to such opinion to be borne equally by Buyer and Sellers), to a condition substantially identical to that of the affected Property immediately prior to the event of damage at a cost equal to or less than the greater of Five Hundred Thousand and no/100 Dollars ($500,000.00) or two and one-half percent (2.5%) of the Purchase Price allocated to the Property and/or in which a Lessee does not have the right to terminate its Lease due to the occurrence of the particular casualty event (as opposed to a failure to actually reconstruct within a particular period), then neither Sellers nor Buyer shall have the right to terminate this Agreement as to the Property due to such damage but Sellers shall, at Sellers’ option as expressed to Buyer in writing given not later than ten (10) days after such determination by the architect as provided above, either (a) reduce the Purchase Price by an amount equal to the cost to repair such damage, or (b) following the occurrence of such damage, repair and restore the damaged portion of the affected Property to a condition substantially identical to that which existed immediately prior to the occurrence of such damage (in which event, at Buyer’s option, the Closing Date for all Properties shall be extended to allow Sellers to complete such work, or the Closing Date for just that Property shall be extended to allow Sellers to complete the work) and in either such event, the extension of the Closing Date shall be subject to the Outside Date and Sellers shall retain all of Seller’s right, title and interest to any claims and proceeds Sellers may have with respect to any casualty, rental loss and other insurance policies relating to the affected Property, other than any rental loss insurance proceeds attributable to the period of time following the Close of Escrow to the extent that the Lessee(s) of such Property are entitled to any abatement of rent, which rental loss proceeds shall be assigned to Buyer. In addition and notwithstanding the foregoing, Buyer shall have the right to elect to make such repairs (in lieu of Seller), in which event, the Close of Escrow shall not be extended and upon the Close of Escrow, Buyer shall receive a credit against the Purchase Price in an amount equal to the cost of the repairs. If Sellers elect to repair and restore the damaged portion of the affected Property (and Buyer has not made the election above), Sellers shall act promptly and diligently to complete such repairs in a good and workmanlike manner and shall complete such repairs prior to the Close of Escrow, which may be extended as provided above, but in no event shall the Closing Date be extended beyond the Outside Date. Buyer and Sellers agree that the decision of any architect required hereunder shall be made within ten (10) days after the occurrence of such loss or damage. In addition, failure by Sellers to make an affirmative election to repair and restore the damaged portion of the affected Property as provided above shall be deemed to be an election by Sellers under clause (a) above to reduce the Purchase Price by an amount equal to the cost to repair such damage. To the extent that there may be Minor Damage to more than one of the Properties, the provisions of this Section 18(a) shall be applied separately to each of the affected Properties.

(b) Major Damage. In the event of a “major” loss or damage (being defined as any loss or damage which is not “minor” as defined hereinabove or a loss or damage that involves material access to or parking at the Property) with respect to any of the Properties or a casualty loss or damage that permits a Lessee to terminate its Lease due to the occurrence of the particular casualty event (as opposed to a failure to actually reconstruct within a particular period), then, Buyer shall have the option of terminating this Agreement with respect to that Property by written notice delivered to Sellers given not later than ten (10) days after the confirmation by the architect as provided above, in which event Sellers and Buyer shall thereupon be released from any and all liability hereunder with respect to that Property, except for indemnities or other provisions regarding such Property which expressly survive the early termination of this Agreement. In addition, this Agreement shall remain in full force and effect with respect to the balance of the Properties. If Buyer does not elect to terminate this Agreement with respect to such Property only by the expiration of such ten (10) day period (with a failure to make any type of election during the ten (10) day period being deemed to be Buyer’s election to proceed to the Closing for such Property (together with the balance of the other Properties in accordance with the terms hereof)), Buyer and Sellers shall proceed with the Close of Escrow in accordance with the terms set forth in this Agreement, provided that Sellers shall assign all of Sellers’ right, title and interest to any claims and proceeds Sellers may have with respect to any casualty, rental loss and other insurance policies relating to the affected Property, and Buyer shall receive a credit against the Purchase Price in an amount equal to the aggregate amount of any deductible(s) under the insurance policies assigned to Buyer, together with the uninsured or underinsured portion of any such damage, or amount that any insurer disputes. Failure by Buyer to make an election within such ten (10) day period shall be deemed to be an election by Buyer under clause (ii) immediately above to proceed with the Close of Escrow. To the extent that there may be Major Damage to more than one of the Properties, the provisions of this Section 18(b) shall be applied separately to each of the affected Properties.

(c) Vendor and Purchaser Risk Act. Except as set forth herein, Sellers shall bear the full risk of loss until the Close of Escrow. Upon the Close of Escrow, full risk of loss with respect to the Properties shall pass to Buyer.

(d) Condemnation. If before the Close of Escrow, any condemnation or eminent domain proceedings are initiated against all or any portion of any one of the Properties, and such condemnation or eminent domain proceedings would result in (i) a diminution in value of the affected Property in excess of the greater of Five Hundred Thousand Dollars ($500,000.00) or two and one-half percent (2.5%) of the Purchase Price allocated to the Property as reasonably determined by the parties, (ii) a reduction in the number of parking spaces at the affected Property to an amount which is less than the number of parking spaces required to be provided to the Lessees under the Leases of such Property, and/or (iii) a reduction in the number of parking spaces at the affected Property to an amount which is less than the number of parking spaces required to be maintained at such Property pursuant to the approvals issued by the applicable governmental authorities in connection with the initial construction of the Improvements for such Property, and/or (iv) any Major Tenant having the right to terminate its Lease as a result of the occurrence of the taking (as opposed to a failure to perform obligations subsequent to the taking in accordance with the terms of the particular Lease); and/or (v) the elimination of an access point to the Property that would render access to the Property infeasible, then Buyer may terminate this Agreement with respect to such Property only upon written notice to Seller in which event Sellers and Buyer shall thereupon be released from any and all further liability hereunder with respect to that Property, except for indemnities or other provisions regarding such Property which expressly survive termination of this Agreement. In addition, this Agreement shall remain in full force and effect with respect to the balance of the Properties. If Buyer elects to proceed to the Close of Escrow within ten (10) days after receipt of written notice from Sellers as provided above, Sellers shall assign to Buyer at the Close of Escrow all rights and interest of Sellers in and to any condemnation awards payable or to become payable on account of such condemnation or eminent domain proceedings for the applicable Property. The provisions of this Section 18 shall survive the Close of Escrow. To the extent that there may condemnation or eminent domain proceedings affecting more than one of the Properties, the provisions of this Section 18(d) shall be applied separately to each of the affected Properties.

19. Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by electronic mail or telecopy, and shall be deemed received upon the earlier of (i) if personally delivered, the date of delivery to the address of the person to receive such notice, (ii) if mailed, three (3) business days after the date of posting by the United States post office, postage prepaid, or (iii) if delivered by Federal Express or other overnight courier, the next business day. Any notice, request, demand, direction or other communication sent by electronic mail or telecopy must be confirmed within forty-eight (48) hours by letter mailed or delivered in accordance with the foregoing (but shall still be deemed effective upon the date on which it was sent by electronic mail or telecopy).

To Sellers:	Ridge Bedford Park I, LLC
Ridge Bedford Park II, LLC
Ridge Bedford Park IV, LLC
Ridge Garland I, LP
Ridge Farmers Branch I, LP
Ridge Moreno Valley, LLC
Ridge Moreno Valley II, LLC
c/o Ridge Property Trust
8430 West Bryn Mawr Avenue, Suite 400
Chicago, Illinois 60631
Attn: James G. Martell
Email: jmartell@rptrust.com

With a copy to:	Ridge Property Trust
8430 West Bryn Mawr Avenue
Chicago, Illinois 60631
Attn: William J. Peltin
Email: wpeltin@rptrust.com

With a copy to:	Heitman Capital Management LLC
191 North Wacker Drive, 26th Floor
Chicago, Illinois 60606
Attn: Howard Edelman
Email: howard.edelman@heitman.com

To Buyer:	IIT Acquisitions LLC
518 17th Street, 17th Floor
Denver, CO 80202
Attn: Dwight L. Merriman
Email: dmerriman@industrialincome.com

With a copy to:	IIT Acquisitions LLC
518 17th Street, 17th Floor
Denver, CO 80202
Attn: Joshua J. Widoff, Esq.
Email: jwidoff@dividendcapital.com

With a copy to:	Allen Matkins Leck Gamble Mallory & Natsis LLP
1900 Main Street, 5th Floor
Irvine, California 92614-7321
Attn: Sandra A. Jacobson, Esq.
Email: sjacobson@allenmatkins.com

To Escrow Holder:	First American Title Insurance Company
30 North LaSalle St., Suite 2700
Chicago, Illinois 60602
Attn: John Beckstedt, Jr.
Email: jbeckstedt@firstam.com

Notice of change of address shall be given by written notice in the manner detailed in this Section 19. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of the notice, demand, request or communication sent.

20. Brokers. Except for Eastdil Secured who has represented Sellers, each of the parties represents and warrants to the other that they have not dealt with or incurred any obligations to any real estate broker, agent or other person that could result in the claim for a commission, finder’s or other fee related to this transaction. If any claims for brokers’ or finders’ fees for the consummation of this Agreement arise other than as provided above, then Buyer hereby agrees to indemnify, save harmless and defend Sellers from and against such claims if they shall be based upon any statement or representation or agreement by Buyer, and Sellers hereby agrees to indemnify, save harmless and defend Buyer if such claims shall be based upon any statement, representation or agreement made by Sellers. The provisions of this Section 20 shall survive the Close of Escrow and the indemnity obligations hereunder expressly fall outside of the Maximum Aggregate Liability Cap (as defined below) and are not capped by Buyer’s full Deposit amount. The Texas Real Estate License Act requires written notice to Buyer that it should have an attorney examine an abstract of title to a Texas property or obtain a title insurance policy. Notice to that effect, is hereby given the Buyer.

21. Legal Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants or agreements or any inaccuracies in any of the representations and warranties on the part of the other party arising out of this Agreement, then in that event, the prevailing party in such action or dispute shall be entitled to have and recover of and from the other party all costs and expenses of suit, including reasonable attorneys’ fees. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including actual attorneys’ fees (collectively “Costs”) incurred in enforcing, perfecting and executing such judgment. The provisions of this Section 21 shall survive the Close of Escrow.

22. Assignment. Buyer may not assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of Sellers, which shall not be unreasonably withheld or delayed; provided, however, Buyer may, without Sellers’ consent (but with written notice to Sellers and without any delay in any obligations hereunder), assign any or all of Buyer’s rights under this Agreement (in whole or in part with respect to each Property) to any investment advisory client of Buyer or entity formed on its behalf or to an entity controlled by or under common control with Buyer. Upon any permitted transfer, Buyer shall remain liable for its obligations under this Agreement. Such assignment shall be in writing, contain an express assumption of all of Buyer’s duties and obligations hereunder, shall not be effective until written notice of same is received by Sellers, and shall in no event be deemed to constitute a release of any obligations of Buyer hereunder.

23. OFAC. Buyer represents and warrants the following to Sellers as of the date of this Agreement and as of the date of the Close of Escrow concerning Buyer (which representations and warranties shall survive the Close of Escrow and which for this purpose includes any assignee of Buyer and Buyer’s and Buyer’s assignee’s officers, directors, and owners of direct or beneficial ownership interests and any other constituent entities): (a) the information concerning the identities of Buyer and Buyer’s officers, directors and owners supplied to Sellers by Buyer is true, correct and complete; (b) Buyer is not a Prohibited Person (as defined below); (c) Buyer is currently in compliance with and will at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto. In addition, and not in limitation of any of the representations and warranties set forth in this Section 23, no later than ten (10) business days after the date hereof, if requested by Seller, Buyer agrees to provide documentation reasonably necessary or desirable for Sellers to verify compliance with such laws, which documentation shall include, without limitation, information regarding the ownership of Buyer, it being agreed, however, that Buyer shall not be required to provide information regarding the holders of its publicly-offered common stock, nor shall the representations and warranties of this Section 23 extend to such holders, except that Buyer does state that its charter generally prohibits shareholders from owning more than 9.8% of outstanding shares. Also, if requested by Sellers, Buyer agrees to provide Sellers with the social security number, FEIN, or a copy of the passport, as applicable, for each such person or entity. Notwithstanding any provision in this Agreement to the contrary, Sellers may disclose such information, without notice to Buyer, to any government agency or regulators in connection with any regulatory examination or if Seller reasonably believes that such disclosure is required by law or its regulatory compliance policies. Any violation by Buyer of any of the foregoing representations, warranties and/or covenants shall be deemed to be a default by Buyer under the terms of this Agreement.

24. Miscellaneous

(a) Survival of Sellers’ and Buyer’s Representations and Warranties. The covenants, representations and warranties of Sellers and Buyer set forth in this Agreement and the closing documents delivered in accordance with this Agreement shall survive the Close of Escrow for a period of nine (9) months, except that the Leasing Commission Representation shall survive the Close of Escrow for a period of eighteen (18) months. Except as otherwise expressly provided in this Agreement or in the closing documents delivered in accordance with this Agreement (which in either instance shall be subject to the survival period set forth in the prior sentence), no other provision of this Agreement or the closing documents delivered in accordance with the terms of this Agreement shall survive Closing.

(b) Required Actions of Buyer and Sellers. Buyer and Sellers agree to execute such instruments and documents and to diligently undertake such actions as may be required in order to consummate the purchase and sale herein contemplated.

(c) Time of Essence. Time is of the essence of each and every term, condition, obligation and provision hereof. All references herein to a particular time of day shall be deemed to refer to Chicago time.

(d) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

(e) Captions: Interpretation. Any captions to, or headings of, the paragraphs or subparagraphs of this Agreement are solely for the convenience of the parties hereto, are not a part of this Agreement, and shall not be used for the interpretation or determination of the validity of this Agreement or any provision hereof. The use of the terms “hereof”, “herein,” and “hereunder” shall mean and refer to this Agreement as a whole, unless the context expressly requires otherwise. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party or parties causing this Agreement to be drafted.

(f) No Obligations to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto, to any person or entity other than the parties hereto.

(g) Exhibits. The Exhibits attached hereto are hereby incorporated herein by this reference for all purposes. The Exhibits consist of the following:

Exhibit A-1	Bedford Park I Land
Exhibit A-2	Bedford Park II Land
Exhibit A-3	Bedford Park IV Land
Exhibit A-4	Garland Land
Exhibit A-5	Farmers Branch Land
Exhibit A-6	Moreno Valley Building 6 Land
Exhibit A-7	Moreno Valley Building 4 Land, Moreno Valley Building 5 Land, Moreno Valley Building 9 Land

Exhibit B-1	Illinois Properties Deed
Exhibit B-2	Texas Properties Deed
Exhibit B-3	California Properties Deed
Exhibit C	Assignment and Assumption of Leases
Exhibit D-1	Bedford Park I FIRPTA Certificate
Exhibit D-2	Bedford Park II FIRPTA Certificate
Exhibit D-3	Bedford Park IV FIRPTA Certificate
Exhibit D-4	Garland FIRPTA Certificate
Exhibit D-5	Farmers Branch FIRPTA Certificate
Exhibit D-6	RMV FIRPTA Certificate
Exhibit D-7	RMV II FIRPTA Certificate
Exhibit E	Background Materials
Exhibit F	Leases (Free Rent)
Exhibit G-1 –
Exhibit G-15	Form Estoppel Certificates
Exhibit H	Intentionally Omitted
Exhibit I	Bill of Sale and General Assignment
Exhibit J	Form of Audit Inquiry Letter
Exhibit K	Free Rent Schedule
Exhibit L	NOI Methodology
Exhibit M	Service Contracts
Exhibit N	List of Warranties
Exhibit O	List of Leasing Commission Agreements
Exhibit P	CFD Notice
Exhibit Q	Intentionally Omitted
Exhibit R	Pending Tax Appeals
Exhibit S	Legal Description of Lot 3

(h) Amendment to this Agreement. The terms of this Agreement may not be modified or amended except by an instrument in writing executed by each of the parties hereto.

(i) Waiver. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.

(j) Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois.

(k) Fees and Other Expenses. Except as otherwise provided herein, each of the parties shall pay its own fees and expenses in connection with this Agreement.

(l) Entire Agreement. This Agreement supersedes any prior agreements, negotiations and communications, oral or written, and contains the entire agreement between Buyer and Sellers as to the subject matter hereof. No subsequent agreement, representation, or promise made by either party hereto, or by or to an employee, officer, agent or representative of either party shall be of any effect unless it is in writing and executed by the party to be bound thereby.

(m) Partial Invalidity. If any portion of this Agreement as applied to either party or to any circumstances shall be adjudged by a court to be void or unenforceable, such portion shall be deemed severed from this Agreement and shall in no way effect the validity or enforceability of the remaining portions of this Agreement.

(n) Successors and Assigns. Subject to the provisions of Section 22 hereof, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

(o) Business Days. In the event any date described in this Agreement relative to the performance of actions hereunder by Buyer, Sellers and/or Escrow Holder falls on a Saturday, Sunday or legal holiday, such date shall be deemed postponed until the next business day thereafter.

(p) Submission of Document. Submission of this Agreement to Buyer for examination or signature does not constitute a reservation, right or option to purchase the Properties, and will not be effective as a binding purchase and sale agreement or otherwise until full execution by and delivery to both Buyer and Sellers.

(q) Intentionally Deleted.

(r) No Recordation. Other than in connection with the Buyer’s remedy of specific performance, no memorandum or other document relating to this Agreement will be recorded without the prior written consent of Sellers, and any such consent or approval will be conditioned upon Buyer providing Sellers with a quitclaim deed fully executed and acknowledged by Buyer, quitclaiming any and all interests that it may have in the Property to Sellers, which quitclaim deed Sellers may record in the event that this Agreement is terminated or the transaction contemplated herein is not consummated.

(s) Possession of the Properties. Sellers will deliver possession of the Properties to Buyer upon the Close of Escrow, subject to the right of the tenants under the Leases and other parties pursuant to the Condition of Title.

25. Confidentiality. Unless otherwise agreed to in writing by Sellers and Buyer, each party will keep confidential all documents, financial statements, reports or other information provided to, or generated by the other party relating to the Properties and will not disclose any such information to any person other than (i) the agents, attorneys, accountants, consultants, brokers, employees, officers, directors, partners, managers, members, prospective lenders, prospective partners and/or any and all persons directly or indirectly acting for or with Sellers or Buyer, as applicable, on a “need to know” basis only; (ii) those who are actively and directly participating in the evaluation of the Properties and the negotiation and execution of this Agreement or financing of the purchase of the Properties and (iii) governmental, administrative, regulatory or judicial authorities in accordance with applicable legal requirements. In connection with the foregoing, and except as required by law (including applicable securities law), Buyer and Seller each agrees to keep confidential any and all information that it learns with respect to the Properties, as well as any and all matters related to the terms of the proposed transaction hereunder, including but not limited to the terms of this Agreement. In addition, prior to the

Close of Escrow, neither party shall be entitled to make any type of press release regarding this Agreement and/or any conveyance of the Properties hereunder. With respect to any type of press release regarding this Agreement and/or conveyance of the Properties hereunder made by either party after the Close of Escrow, the other party shall have the right to approve such press release, in its reasonable judgment. However, except as required by law (including applicable securities law), Buyer expressly covenants and agrees that it will not disclose any code compliance, environmental or other regulatory matters to governmental or other authorities without the express prior written approval by Sellers. Upon any termination of this Agreement for any reason, Buyer will promptly return to Sellers copies of all documents or other information pertaining to the Properties provided to Buyer by Sellers. The provisions of this Section 25 will survive the termination of this Agreement but not after the Close of Escrow (except with respect to those approvals required hereunder which by their express terms survive the Close of Escrow).

26. Not an Offer. Sellers’ delivery of unsigned copies of this Agreement is solely for the purpose of review by the party to whom delivered, and neither the delivery nor any prior communications between the parties, whether oral or written, will in any way be construed as an offer by Sellers, nor in any way imply that Sellers are under any obligation to enter the transaction which is the subject of this Agreement. The signing of this Agreement by Buyer constitutes an offer which will not be deemed accepted by Sellers unless and until Sellers have signed this Agreement and delivered a duplicate original to Buyer.

27. RELEASE. EXCEPT AS OTHERWISE PROVIDED IN SECTION 27(d) BELOW, (a) BUYER, ON BEHALF OF BUYER AND BUYER’S HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, AND ANYONE CLAIMING BY, THROUGH OR UNDER BUYER (COLLECTIVELY, “BUYER PARTIES”) HEREBY FULLY AND IRREVOCABLY RELEASES SELLERS AND SELLERS’ AFFILIATES, PARENT COMPANIES AND SUBSIDIARIES, AND EACH OF THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, REPRESENTATIVES, AGENTS, SERVANTS, ATTORNEYS, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “SELLER PARTIES”) FROM, AND ACCEPTS THE PROPERTY SUBJECT TO, ANY AND ALL DEMANDS, LOSSES, CLAIMS, INJURIES, LIABILITIES, OBLIGATIONS, DAMAGES, PUNITIVE DAMAGES, JUDGMENTS, PENALTIES, FINES, COSTS, EXPENSES, ACTIONS OR CAUSES OF ACTION, LITIGATION, ADMINISTRATIVE OR OTHER JUDICIAL OR QUASI-JUDICIAL PROCEEDINGS OF ANY NATURE WHATSOEVER (COLLECTIVELY, “CLAIMS”) THAT BUYER MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST ANY SELLER PARTY ARISING FROM OR RELATED TO ANY CONSTRUCTION DEFECTS, ERRORS, OMISSIONS OR OTHER CONDITIONS, LATENT OR OTHERWISE, WHETHER GEOTECHNICAL, SEISMIC OR OTHERWISE, AFFECTING ANY OR ALL OF THE PROPERTIES OR ANY PORTION THEREOF OR ANY COMMON AREA ASSOCIATED THEREWITH, INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL MATTERS WHICH WERE (i) DESCRIBED OR REFERRED TO IN ANY ENVIRONMENTAL REPORT, INCLUDING ANY ENVIRONMENTAL REPORT OBTAINED BY BUYER; OR (ii) REASONABLY DISCOVERABLE BY PRUDENT INVESTIGATION DURING THE CONTINGENCY PERIOD; OR (iii) OTHERWISE DISCLOSED BY SELLERS TO BUYER OR DISCOVERED BY BUYER AT ANY TIME PRIOR TO THE CLOSE OF ESCROW.

(b) EXCEPT AS OTHERWISE PROVIDED IN SECTION 27(d) BELOW, THIS RELEASE INCLUDES CLAIMS OF WHICH BUYER IS PRESENTLY UNAWARE OR WHICH BUYER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY BUYER, WOULD MATERIALLY AFFECT BUYER’S RELEASE TO SELLERS. BUYER SPECIFICALLY ACKNOWLEDGES THAT BUYER HAS HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL REGARDING THIS RELEASE AND HAS BEEN ADVISED BY BUYER’S LEGAL COUNSEL CONCERNING, AND HEREBY WAIVES, THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.” BUYER ALSO HEREBY EXPRESSLY WAIVES ANY RIGHT BUYER MAY HAVE UNDER ANY OTHER STATUTE OR COMMON LAW PRINCIPLE OF SIMILAR EFFECT IN CONNECTION WITH THE RELEASE GIVEN IN THIS ARTICLE.

(c) IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATIONS TO REFLECT THAT ALL OF THE PROPERTIES ARE SOLD BY SELLERS AND PURCHASED BY BUYER SUBJECT TO THE FOREGOING. IT IS NOT CONTEMPLATED THAT THE PURCHASE PRICE WILL BE INCREASED IF COSTS TO BUYER ASSOCIATED WITH THE PROPERTIES PROVE TO BE LESS THAN EXPECTED NOR WILL THE PURCHASE PRICE BE REDUCED IF THE BUYER’S PLANS FOR THE PROPERTIES LEAD TO HIGHER COST PROJECTIONS.

(d) THE FOREGOING RELEASE SHALL NOT EXTEND TO, AND SHALL EXPRESSLY EXCLUDE, CLAIMS ARISING FROM (I) SELLERS’ FRAUDULENT ACTS OR OMISSIONS, (II) SELLERS’ BREACH OF THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND OBLIGATIONS (INCLUDING INDEMNITY OBLIGATIONS) UNDER THIS AGREEMENT AND SELLERS’ CLOSING DOCUMENTS WHICH EXPRESSLY SURVIVE THE CLOSE OF ESCROW, AND (III) THIRD PARTY CONTRACTUAL CLAIMS RELATING TO THE PERIOD OF TIME PRIOR TO THE CLOSE OF ESCROW AND ANY CLAIM FOR PERSONAL INJURY OR PROPERTY DAMAGE ARISING PRIOR TO THE CLOSE OF ESCROW TO THE EXTENT THAT BUYER HAD ACTUAL KNOWLEDGE OF SAME (THROUGH AN ESTOPPEL CERTIFICATE OR OTHERWISE) PRIOR TO THE CLOSE OF ESCROW. NOTWITHSTANDING THE FOREGOING, THE EXCLUSIONS FROM THE RELEASE DESCRIBED HEREINABOVE SHALL NOT APPLY TO THE EXTENT BUYER HAD, PRIOR TO THE CLOSE OF ESCROW, ACTUAL KNOWLEDGE (AS DEFINED IN SECTION 6(c) ABOVE) OF ANY SUCH CLAIM ARISING FROM CLAUSES (I), (II) AND/OR (III) HEREINABOVE, AS THE CASE MAY BE.

/s/ TM	/s/ JM
Buyer’s Initials	Sellers’ Initials

28. WAIVER OF JURY TRIAL. BUYER AND SELLERS WAIVE TRIAL BY JURY IN RESPECT OF ANY ACTION IN CONNECTION WITH THE TRANSACTION HEREUNDER OR THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY

AND VOLUNTARILY MADE BY THE PARTIES HERETO. THE PARTIES HERETO HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT. BUYER AND SELLERS ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. EACH PARTY REPRESENTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. The provisions of this Section 28 shall survive the Close of Escrow.

29. Knowledge of Sellers. Any references in this Agreement to the “knowledge of Sellers” shall be expressly limited to the actual knowledge of the following persons: (i) With respect to the Illinois Properties: Zach Kitkowski, Property Manager, Ridge Property Trust; and Kyle Schuhmacher, Vice President Ridge Property Trust; (ii) with respect to the Texas Properties: Kent Newsom, Vice President of Ridge Property Trust; Zach Kitkowski, Property Manager, Ridge Property Trust; and (iii) with respect to the California Properties: Dennis S. Rice, President of Ridge Property Trust; David Mount, Developer, Ridge Construction Services; and/or Zach Kitkowski, Property Manager, Ridge Property Trust.

30. CFD Notice. THIS IS A NOTIFICATION TO YOU REGARDING THE CFD. The California Properties are subject to a special tax, which is in addition to the regular property taxes and any other charges, fees, special taxes, and benefit assessments on the parcel commonly referred to as Community Facilities District No. 4 – Instrastructure of the City of Moreno Valley (CFD No. 4-I) (the “CFD”). The notification regarding the CFD is more particularly shown on Exhibit “P” attached hereto, and Buyer acknowledges receipt of such notice. Notwithstanding that the CFD has been put in place by Sellers, Sellers covenant and agree that they shall not cause any bonds to be issued with respect to the CFD in a manner that will affect the California Properties and that they shall take reasonable steps to cause the California Properties to be released from the lien of the CFD, which covenant shall survive the Close of Escrow and the recordation of the Deeds.

31. Indemnities. Any limitations on the parties’ remedies set forth in this Agreement will not be deemed to prohibit either party from specifically seeking attorneys’ fees pursuant to Section 21 above or seeking indemnification from the other pursuant to Sections 6, 20 and 34 herein or from seeking damages from such other party in the event it fails or refuses to provide such indemnification. The provisions of this Section 31 shall survive the Close of Escrow.

32. Limited Liability. Notwithstanding anything to the contrary herein, Buyer on its own behalf and on behalf of the Buyer Parties hereby agrees that in no event or circumstance shall any of the shareholders, members, partners, employees, representatives, officers, directors, agents, property management company, affiliated or related entities of Sellers, have any personal liability under this Agreement. Sellers on their own behalf and on behalf of their agents, shareholders, members, partners, employees, representatives, related and affiliated entities, successors and assigns hereby agrees that in no event or circumstance shall any of the Buyer Parties other than Buyer have any personal liability under this Agreement. Notwithstanding anything to the contrary contained herein, the obligations of Sellers hereunder shall be joint and several, but the maximum aggregate liability of Sellers, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant of Sellers, but excluding any post-closing leasing commission obligations arising due to a breach of the Leasing Commission Representation and the prorations under this Agreement) under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Exhibits attached hereto, shall not exceed Three Million Two Hundred Thousand Dollars ($3,200,000.00) (“Sellers’ Maximum Aggregate Liability Cap”). Notwithstanding the foregoing, (A) Sellers’ Maximum Aggregate Liability Cap shall not apply with respect to (i) Sellers’ indemnity obligations under Section 20 of this Agreement, (ii) any amounts to be prorated under Section 11 above, or (iii) Sellers’ fraud; and (B) if a Property is not acquired for any reason contemplated by this Agreement, the Seller’s Maximum Aggregate Liability Cap shall be proportionately reduced by the ratio to which the purchase price allocation made to the eliminated Property compares to the Purchase Price for all the Properties.

33. Right of First Offer. Upon the Close of Escrow, in addition to the other documents delivered as provided herein, RMV and Buyer shall enter into a right of first offer agreement in a form reasonably acceptable to Buyer (a “ROFO Agreement”), pursuant to which RMV will agree, for a period of twenty (20) years after the Closing Date, to provide Buyer with a onetime right of first offer to buy that certain real property known as Lot 3 and more particularly described in Exhibit “S”; provided that if Buyer declines the right to exercise the right of first offer due to the purchase price, then Buyer shall notify Seller of the price it would be willing to pay (the “Acceptable Price”) and if Seller subsequently is offering Lot 3 at a price that is equal to or less than 105% of the Acceptable Price, or receives an offer that Seller desires to accept from a third party to sell the Property at a price that is equal to or less than 105% of the Acceptable Price, then Buyer shall once again have the right of first offer as provided in the ROFO Agreement. At a minimum, the ROFO Agreement shall provide that a memorandum of the agreement shall be recorded against Lot 3 upon the Close of Escrow and that Buyer’s rights thereunder shall be subject and subordinate to the rights of Harbor Freight. RMV agrees to provide Buyer comments, if any, to the form of the ROFO Agreement within five (5) days after receipt of drafts from Buyer. The parties shall work together in good faith to draft, negotiate and approve the ROFO Agreement prior to the expiration of the Contingency Period, and the ROFO Agreement shall be an additional closing document to be executed by the parties upon the Close of Escrow.

34. Information and Audit Cooperation. For a period of seventy-five (75) days after the Close of Escrow, at the request of Buyer and at Buyer’s expense, Sellers shall make available to Buyer the historical financial information in Sellers’ possession regarding the operation of the Properties to the extent required by Buyer (as a publicly-traded real estate investment trust) in order to prepare stand-alone audited financial statements for such operations and in accordance with generally accepted accounting principles, as of the end of the fiscal year [2010] and any required subsequent date or period, and to cooperate (at Buyer’s expense) with Buyer and any auditor engaged by Buyer for such purpose. Sellers shall cause its property manager, without liability, recourse or cost to Sellers, to provide to Buyer’s designated independent auditor letter regarding the books and records of the Properties in substantially the form of Exhibit J attached hereto and made a part hereof (the “Audit Inquiry Letter”). Buyer agrees that (a) Buyer shall be solely liable to pay and shall reimburse Sellers, within five (5) business days following Sellers’ request, for all third-party, out-of-pocket costs and expenses incurred by Seller in assisting Buyer at Buyer’s request under this Section 34 (such assistance, the “Audit Assistance”), including all such costs incurred to review, research and complete the Audit Inquiry Letter; (b) Sellers’ performance of any Audit Assistance shall be solely as an accommodation to Buyer and Sellers shall have no, and Sellers are hereby fully released and discharged from, any and all liability or obligation with respect to the Audit Assistance, any filings (the “SEC Filings”) made by Buyer or its parent with the United States Securities and Exchange Commission (“SEC”) and the Audit Inquiry Letter; and (c) Buyer hereby agrees to indemnify, protect, defend and hold Sellers, their partners and their respective members, officers, directors, shareholders, participants, affiliates, employees, representatives, investors, agents, successors and assigns (each an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless from and against any and all Claims actually asserted against or actually incurred by any Indemnified Party as a result of or otherwise arising in connection with the Audit Assistance, the SEC Filings and/or the Audit Inquiry Letter; provided, that Claims shall specifically exclude any Claims proximately resulting from the gross negligence or willful misconduct of an Indemnified Party. The provisions of this Section 34 shall survive the Close of Escrow.

35. Natural Hazard Disclosure. With respect to the California Properties only, Buyer and RMV and RMVII acknowledge that RMV and RMVII are required to disclose if any of their Properties lie within the following natural hazard areas or zones: (i) a special flood hazard area designated by the Federal Emergency Management Agency; (ii) an area of potential flooding; (iii) a very high fire hazard severity zone; (iv) a wild land area that may contain substantial forest fire risks and hazards; (v) an earthquake fault or special studies zone; or (vi) a seismic hazard zone. Buyer acknowledges that Buyer shall engage a third party expert (“Natural Hazard Expert”) shall be engaged to examine the maps and other information specifically made available to the public by government agencies and to report the results of its examination to Buyer in writing. The written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges all Sellers from the disclosure obligations referred to herein, and, for the purposes of this Agreement, the provisions of Civil Code Section 1103.4 regarding the non-liability of Sellers for errors and/or omissions not within their personal knowledge shall be deemed to apply, and the Natural Hazard Expert shall be deemed to be an expert dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above.

36. Tax Appeals. As provided above, Sellers represent and warrant that the only current tax appeals pending with respect to the Properties are described on Exhibit “R” attached hereto and incorporated herein by this reference. Upon the Close of Escrow, Sellers agree to transition the pursuit of the pending tax appeals to Buyer and provide Buyer with any and all documentation required in connection therewith. Thereafter, Sellers shall have no further rights to participate in the pending tax appeal actions and shall have no obligation to pay any appeal costs if Buyer is successful in the pending tax appeals. If, following the Close of Escrow, Buyer is successful with the tax appeals, after deducting the costs of the tax appeal, Buyer shall refund to Sellers a prorata share of any refund received by Buyer based upon any vacant space that was owned by Sellers for the period in which the refund covers.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

“Sellers”:	SEE ATTACHED

“Buyer”:	IIT ACQUISITION LLC

	By:	IIT Real Estate Holdco LLC,
its sole member

		By:	Industrial Income Operating Partnership LP,
its sole member

			By:	Industrial Income Trust, Inc.,
its general partner

				By:	/s/ THOMAS G. MCGONAGLE
					Name:	Thomas G. McGonagle
					Title:	CFO

[Signatures continued on next page]

“Sellers”:	RIDGE BEDFORD PARK I, LLC,
a Delaware limited liability company (as owner of Bedford Park I)

	By:	Ridge 191, LLC, a Delaware limited liability company, its sole member

		By:	Ridge HMAN Investors, LLC, a Delaware limited liability company, its managing member

			By:	Ridge Property Trust, a Maryland real estate investment trust and its sole member

				By:	/s/ JAMES G. MARTELL
					Name:	James G. Martell
					Its:	Chairman and CEO

RIDGE BEDFORD PARK II, LLC, a Delaware limited liability company (as owner of Bedford Park II)

	By:	Ridge 191, LLC, a Delaware limited liability company, its sole member

		By:	Ridge HMAN Investors, LLC, a Delaware limited liability company, its managing member

			By:	Ridge Property Trust, a Maryland real estate investment trust, its sole member

				By:	/s/ JAMES G. MARTELL
					Name:	James G. Martell
					Its:	Chairman and CEO

[SIGNATURES CONTINUED]

RIDGE BEDFORD PARK IV, LLC,
a Delaware limited liability company
(as owner of Bedford Park IV)

By:	Ridge 191, LLC, a Delaware limited liability company, its sole member

	By:	Ridge HMAN Investors, LLC, a Delaware limited liability company, its managing member

		By:	Ridge Property Trust, a Maryland real estate investment trust, its sole member

			By:	/s/ JAMES G. MARTELL
				Name:	James G. Martell
				Its:	Chairman and CEO

RIDGE GARLAND I, L.P.,
a Texas limited partnership
(as owner of the Garland Property)

By:	Ridge Garland, LLC, a Texas limited liability company, its general partner

	By:	Ridge 191, LLC, a Delaware limited liability company, its sole member

		By:	Ridge HMAN Investors, LLC, a Delaware limited liability company, its managing member

			By:	Ridge Property Trust, a Maryland real estate investment trust, its sole member

				By:	/s/ JAMES G. MARTELL
					Name:	James G. Martell
					Its:	Chairman and CEO

[SIGNATURES CONTINUED]

RIDGE FARMERS BRANCH I, L.P., a Texas limited partnership (as owner of the Farmers Branch Property)

By:	Ridge Farmers Branch, LLC, a Texas limited liability company, its general partner

	By:	Ridge 191, LLC, a Delaware limited liability company, its sole member

		By:	Ridge HMAN Investors, LLC, a Delaware limited liability company, its managing member

			By:	Ridge Property Trust, a Maryland real estate investment trust, its sole member

				By:	/s/ JAMES G. MARTELL
					Name:	James G. Martell
					Its:	Chairman and CEO

RIDGE MORENO VALLEY, LLC,

a Delaware limited liability company,

doing business in California as Ridge Moreno Valley

Property, LLC (as owner of Moreno Valley Building 4,

Moreno Valley Building 5, and Moreno Valley Building 9)

By:	Ridge 191, LLC, a Delaware limited liability company, its sole member

	By:	Ridge HMAN Investors, LLC, a Delaware limited liability company, its managing member

		By:	Ridge Property Trust, a Maryland real estate investment trust, its sole member

			By:	/s/ JAMES G. MARTELL
				Name:	James G. Martell
				Its:	Chairman and CEO

[SIGNATURES CONTINUED]

RIDGE MORENO VALLEY II, LLC, a Delaware limited liability company (as owner of Moreno Valley Building 6)

By:	Ridge 191, LLC, a Delaware limited liability company, its sole member

	By:	Ridge HMAN Investors, LLC, a Delaware limited liability company, its managing member

		By:	Ridge Property Trust, a Maryland real estate investment trust, its sole member

			By:	/s/ JAMES G. MARTELL
				Name:	James G. Martell
				Its:	Chairman and CEO

Acceptance by Escrow Holder:

FIRST AMERICAN TITLE INSURANCE COMPANY hereby acknowledges that it has received originally executed counterparts or a fully executed original of the foregoing Agreement of Purchase and Sale and Joint Escrow Instructions and agrees to act as Escrow Holder thereunder and to be bound by and perform the terms thereof as such terms apply to Escrow Holder. The foregoing waiver of jury trial shall also apply to the Escrow Holder

Dated: July , 2011	FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Print Name:
Its: Authorized Agent

AGREEMENT OF PURCHASE AND SALE

AND JOINT ESCROW INSTRUCTIONS

(i)

(ii)

(iii)

Exhibits:

(iv)